Exhibit 10-1

MORTGAGE WAREHOUSE LOAN AND SECURITY AGREEMENT

Dated as of November 14, 2011

among

CENTERLINE MORTGAGE CAPITAL INC. and
CENTERLINE MORTGAGE PARTNERS INC.,
as Borrowers

and

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Lender

i

LIST OF EXHIBITS AND SCHEDULES

Schedules
Schedule 1 –	Fee Schedule
Schedule 2 –	Litigation
Schedule 3 –	Existing Debt Other Than Warehousing Debt
Schedule 4 –	Existing Liens
Schedule 5 –	Servicing Portfolio
Schedule 6 –	Letters of Credit

Exhibits
Exhibit A –	Form of Advance Request
Exhibit A-1 –	Eligible Collateral
Exhibit B-1 –	Fannie Mae DUS - Procedures for Documenting Advances
Exhibit B-2 –	FHA/Ginnie Mae - Procedures for Documenting Advances
Exhibit B-3 –	Freddie Mac Program Loans - Procedures for Documenting Advances
Exhibit C –	Form of Collateral Transmittal Letter
Exhibit D –	Form of Borrower Trust Receipt
Exhibit E –	List of Eligible Investors
Exhibit F –	Review of Collateral
Exhibit G –	Form of Compliance Certificate for Borrowers
Exhibit H –	Assumed Names

MORTGAGE WAREHOUSE LOAN AND SECURITY AGREEMENT

This MORTGAGE WAREHOUSE LOAN AND SECURITY AGREEMENT dated as of November 14, 2011 by and among CENTERLINE MORTGAGE CAPITAL INC., a Delaware corporation having a principal place of business at 625 Madison Avenue, 5th Floor, New York, New York 10022 (“CMC”), CENTERLINE MORTGAGE PARTNERS INC., a Delaware corporation having a principal place of business at 625 Madison Avenue, 5th Floor, New York, New York 10022 (“CMP” and together with CMC collectively referred to as “Borrowers” and each individually as a “Borrower”), and Manufacturers and Traders Trust Company, with offices at 25 South Charles Street, 17th Floor, Baltimore, Maryland 21201 (the “Lender”). This Agreement shall be effective only on and after the Effective Date, as defined below.

WHEREAS, the Borrowers intend to originate from time to time certain Mortgage Loans (defined below);

WHEREAS, the Borrowers desire to fund such originations through Advances (defined below) from the Lender on the terms and conditions set forth herein;

WHEREAS, the Lender is willing to make Advances (defined below) to the Borrowers on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrowers hereby agree as follows:

SECTION 1.	DEFINITIONS

SECTION 1.1. Definitions.

The capitalized terms used in this Agreement shall have the following meanings, unless otherwise defined herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

Adjusted Net Worth: means as to the Borrower and its consolidated Subsidiaries, on any day, (a) Adjusted Total Assets less (b) Adjusted Total Liabilities.

Adjusted Total Assets: means total assets determined on a consolidated basis consistent with GAAP and applied in a manner consistent with the financial statements delivered pursuant to this Agreement minus (i) advances to and receivables from Affiliates, Subsidiaries, directors and employees, (ii) Investments in Affiliates, (iii) assets pledged to secure obligations not included in Adjusted Total Liabilities, (iv) restricted cash, (v) intangible assets (but not including value associated with mortgage servicing rights), and (vi) goodwill.

Adjusted Total Liabilities: means total liabilities determined on a consolidated basis consistent with GAAP applied in a manner consistent with the financial statements delivered pursuant to this Agreement.

Advance:  means a cash advance made by the Lender to Borrowers in accordance with the terms and conditions of this Agreement.

Advance Date:  means a date on which an Advance is made hereunder.

Advance Request:  means a request for an Advance on a duly completed and submitted Advance Request Form.

Advance Request Form:  means a certificate in the form of Exhibit A attached hereto, pursuant to which the Borrowers may request an Advance from the Lender hereunder, together with all documents required to be attached thereto, as modified by the Lender from time to time in accordance with this Agreement.

Affiliate: means, for any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of, voting securities, by contract, or otherwise.

Agreement:  means this Mortgage Warehouse Loan and Security Agreement among the Borrowers, the Lender, as the same from time to time may be extended, restated, amended, supplemented, waived or modified from time to time.

Applicable Nonusage Rate:  means the sum of the Minimum Nonusage Rate plus the Nonusage Rate Adjustment, provided that in no event shall the Applicable Nonusage Rate be less than the Minimum Nonusage Rate or greater than the Maximum Nonusage Rate.  The Applicable Nonusage Rate shall be determined quarterly as follows: for any calendar quarter, the Applicable Nonusage Rate shall be calculated using the Deposit Level Average of the prior calendar quarter, provided that for the first calendar quarter (or portion thereof) of the term of this Agreement, the Applicable Nonusage Rate shall mean .25%.  For illustration purposes only, the chart below shows what the Applicable Nonusage Rate would be for a calendar quarter when the corresponding Deposit Level Average of the prior calendar quarter is at the amount shown below.

Deposit Level Average	Applicable Nonusage Rate
$30,000,000.25%
$20,000,000.58%
$10,000,000.92%
0	1.25%

Approved Custodian:  means a recognized financial institution or another Person that in each case is qualified in all respects and deemed acceptable to the Lender, in its sole discretion exercised in good faith, to act as a custodian for either (i) a Mortgage Pool, or (ii) solely for purposes of Exhibit B, an Eligible Investor.

Approved Lender:  means a HUD-MAP-Approved Lender, a Ginnie Mae-Approved Lender, a Fannie Mae-Approved Lender and/or a Freddie Mac-Approved Lender.

ASAP Plus Agreement:  means that certain Multifamily As Soon As Pooled Plus Agreement dated as of ______________ between the applicable Borrower, as lender, and Fannie Mae to allow the Borrowers to deliver to Fannie Mae certain closed and funded multifamily mortgage loans (either to be securitized or sold to Fannie Mae as whole loans) from time to time under the DUS Program.

Assignment:  means a duly executed assignment to the Lender of a Mortgage, or the indebtedness secured thereby, and of all documents and rights related to the Mortgage Loan.

Assignment Documents: has the meaning assigned to such term in Section 11.2.

Authorized Persons: has the meaning assigned to such term in the Credit Note.

Automated Clearing House: means a nationwide electronic funds transfer network which enables participating financial institutions to distribute electronic credit and debit entries to bank accounts and to settle such entries.

Available Cash:  means, with respect to any Person, the sum of unrestricted cash and Cash Equivalents of such Person which are readily available to settle any Obligations, excluding cash or Cash Equivalents which have been attached or are subject to a Lien in favor of any Person.

Bailee Letter:  means a bailee letter substantially in the form prescribed by Fannie Mae or substantially comparable bailee letter or arrangements of Freddie Mac, HUD, or Ginnie Mae, if applicable, and otherwise in form and substance acceptable to the Lender.

BofA Warehouse Facility: means the Third Amended and Restated Warehousing Credit and Security Agreement, dated as of October 4, 2010, by and between the lenders referred to therein, Bank of America, N.A. as agent, and the Borrowers, as amended, restated, supplemented, or otherwise modified from time to time.

Borrower(s):  has the meaning ascribed to that term in the first paragraph of this Agreement.

Borrower Compliance Certificate: has the meaning assigned to such term in Section 7.7.4.

Borrower Liquidity Requirement:  has the meaning assigned to such term in Section 8.4.

Borrower Trust Receipt:  means a writing pursuant to which the Lender delivers documents to the Borrowers in order for such documents to be corrected or completed. With respect to Borrowers Trust Receipts referred to in this Agreement, the Lender, the Lender and the Borrowers acknowledge that Exhibit D hereto sets forth an acceptable form of Borrower Trust Receipt.

Borrowing Base:  means, as of any Advance Date, the Collateral Value as of such date.

Business Day:  means a day other than a Saturday, Sunday or a public holiday or the equivalent for banks generally under the applicable federal law and if no applicable federal law exists, then the applicable state law.

Capital Expenditure:  means a capital expenditure as determined in accordance with GAAP.

Cash Equivalents:  means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition (“Government Obligations”), (b) cash of a Borrower used to fund or partially fund Mortgage Loans originated by a Borrower that would be eligible for funding under this Agreement, and (c) Dollar denominated time and demand deposit accounts or money market accounts with the Lender.

CCG: means Centerline Capital Group Inc., a Delaware corporation.

Change of Control:  has the meaning assigned to such term in Section 8.16.

CHC: means Centerline Holding Company, a Delaware statutory trust.

CMC: has the meaning ascribed to that term in the first paragraph of this Agreement.

CMP: has the meaning ascribed to that term in the first paragraph of this Agreement.

Code:  means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

Collateral:  means all right, title and interest of the Borrowers, of every kind and nature, in and to all of the following property, assets and rights of the Borrowers wherever located, whether now existing or hereafter arising, and whether now or hereafter owned, acquired by or accruing or owing to the Borrowers, and whether or not constituting Eligible Collateral for purposes of determining the Borrowing Base, and any and all proceeds and products thereof, whether cash or non-cash, including insurance proceeds:

(i)           (a) all Mortgage Loans that are from time to time made or held by the Borrowers and delivered or caused to be delivered to the Lender (including delivery to a third party on behalf of the Lender) pursuant hereto, or come into the possession, custody or control of the Lender pursuant hereto and with respect to which an Advance has been made by the Lender hereunder and is outstanding; and all Promissory Notes and Mortgages evidencing and securing such Mortgage Loans and the indebtedness which is the subject of such Mortgage Loans (“Pledged Mortgages”); (b) all Securities which are from time to time created in whole or in part on the basis of Pledged Mortgages made or held by the Borrowers or in which the Borrowers have any other interest; and (c) all Purchase Commitments, Investor Security Commitments or other commitments of any Federal Agency or any other Person to purchase Pledged Mortgages or Securities from the Borrowers and deposits associated with any of the foregoing (collectively with all of the foregoing, the “Pledged Items”); together with all right, title and interest of the Borrowers in any and all of the documents listed on the applicable Exhibit B related to any of the foregoing Pledged Items;

(ii)           any commitments issued by any private mortgage insurer or by any Federal Agency to insure or guarantee any Pledged Mortgage or Security (but, excluding, any Purchase Commitments or Investor Security Commitments under which it would constitute a default if the Borrowers were to grant the Lender a security interest therein; provided, that all proceeds and other revenues received by the Borrowers with respect to such excluded Commitments shall constitute Collateral);

(iii)           the Operating Account, deposit accounts and/or securities accounts, all other deposit accounts with the Lender other than the Excepted Accounts and all other amounts standing to the credit of the Borrowers deposited in the Operating Account;

(iv)           all property related to the foregoing, including the right to service Pledged Mortgages while owned by the Borrowers, all accounts, accounts receivable, chattel paper, contract rights, and general intangibles of whatsoever kind so related and all documents or instruments in respect of any Pledged Item, including the right to receive all insurance proceeds and condemnation awards which may be payable in respect of the premises encumbered by any Pledged Mortgage other than Excluded Accounts Receivable;

(v)           all now existing and hereafter arising accounts, accounts receivable, including any and all accounts, accounts receivable, contract rights, general intangibles and other amounts due to the Borrowers for principal and interest advances, unpaid late charges, tax and insurance escrow account receivables and amounts held by the Borrowers as principal and interest escrows, and all tax, insurance and other mortgage escrow and compound accounts relating to a Pledged Item, (but not including the Excepted Accounts or Excluded Accounts Receivable);

(vi)           all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, disks, cards, accounting records, and all other information, records and data of the Borrowers related to the Pledged Items (collectively, the “Data Files”);

(vii)           all now existing chattel paper, electronic chattel paper, ancillary rights, payment intangibles, contracts, contract rights and general intangibles constituting or relating to any of the Collateral;

(viii)           all securities, instruments, investment property, chattel paper, documents, commercial paper, certificates of deposit or deposit accounts related to the Pledged Items (other than the Excepted Accounts) delivered to or in the possession of the Lender or any other party for the benefit of the Lender which are the subject of the lien granted hereunder, or are otherwise subject to the lien of the Lender; and

(ix)           all of the Borrowers’ rights with respect to and all economic benefits accruing to the Borrowers under any interest rate protection agreement, interest rate swap agreement or similar hedge facility now or hereafter entered into by the Borrowers with respect to any Pledged Mortgages.

Lender hereby expressly acknowledges that it has no security interest in or other rights with respect to the Excepted Accounts.

Collateral Shortfall:  has the meaning set forth in Section 2.1.2.

Collateral Transmittal Letter:  means a letter containing the information set forth in Exhibit C hereto.

Collateral Value:  means, as of any date, as to any Eligible Collateral, the following amounts:

(i)           as to any Pledged Mortgage the lowest of (A) the outstanding principal balance of the Promissory Note for such Pledged Mortgage, or (B) the purchase price set forth in the Purchase Commitment for such Pledged Mortgage; or

(ii)           as to any Security which represents an undivided interest in an Eligible Mortgage Pool, the lowest of (A) 100% of the purchase price set forth in the Investor Security Commitment for such Security or (B) the value of the Mortgage Loans (determined in accordance with the terms of clause (i) of this definition) included in such Mortgage Pool immediately prior to their transfer to an Approved Custodian.

Commitment:  means the obligation of the Lender to make Advances not exceeding the Line of Credit Limit.

Controlled Group:  means all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single employer under Section 414(b) or 414(c) of the Code.

Credit Note:  means that certain promissory note dated the date hereof in form and substance satisfactory to the Lender, executed and delivered by the Borrowers payable to the order of the Lender in the principal face amount of $50,000,000, as amended, modified and/or restated from time to time.

Data Files:  has the meaning assigned to such term in clause (vi) of the definition of Collateral.

Debt:  means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property; (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including the negative value (to the extent not offset by collateral posted) of any Hedging Arrangements and otherwise with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries, but excluding, in all events, obligations arising under operating leases and accounts payable arising in the ordinary course of business.

Debt Service: means for any period of determination, for the Borrowers on a consolidated basis, the sum of (a) Interest Expense for such period, plus (b) the aggregate amount of regularly scheduled or mandatory principal payments of Indebtedness (excluding principal payments required under this Agreement or other Warehousing Debt and optional prepayments and balloon principal payments due on maturity) required to be made during such period.

Debt Service Coverage Ratio:  means the ratio of EBITDA to Debt Service.

Default:  means either an Event of Default or any event or condition that with the giving of notice or the passage of time or both would constitute an Event of Default.

Default Rate:  has the meaning assigned to such term in the Credit Note.

Defaulted Mortgage Loan:  means a Mortgage Loan being serviced by a Borrower pursuant to which Mortgage Loan the related mortgagor is in arrearage of its obligations of installment payments, and/or tax and insurance payments.

Deposit Level Average: has the meaning assigned to such term in the Credit Note.

Deposit Level Quotient: has the meaning assigned to such term in the Credit Note.

Derivative Agreement:  means any forward contract, futures contract, swap, option or other similar agreement or arrangement (including caps, floors, collars and similar agreements).

Distribution:  means any declaration to make, any making of, any payment of, or any incurrence of any liability to make (i) any distribution on account of any equity or membership interests in any Borrower, or (ii) any distribution through loans, or any other method, of cash, capital, funds or other assets of any Borrower, to the holder of any equity or membership interest in such Borrower.

DUS Program:  means Fannie Mae’s Delegated Underwriting and Servicing product line.

DUS Program Loans:  means the Multi-Family Loans, Seniors Loans or other Mortgage Loans sold to Fannie Mae pursuant to the DUS Program.

EBITDA: means, with respect to any fiscal period, the result (determined with respect to the same period and without duplication) of the following: (a) Net Income; plus (b) depreciation, amortization, and other non-cash items included as an expense of the Borrowers in the determination of Net Income; plus (c) all taxes included as an expense of the Borrowers in the determination of Net Income; plus (d) the expenses of the Borrowers for interest paid with respect to all Indebtedness (including, without limitation, the Loan) included as an expense of the Borrowers in the determination of Net Income; plus or minus (e) to the extent included in the determination of Net Income for such period, any extraordinary losses or gains resulting from sales, write-downs, write-ups, write-offs or other valuation adjustments of assets or liabilities; and minus (f) the non-cash amount of originated mortgage servicing rights included as income of the Borrowers in the determination of Net Income.

Effective Date:  means the date on which the conditions described in Section 6 are satisfied.

Eligible Collateral:  means, as of any date, any Pledged Item that at such time meets the requirements set forth in Exhibit A-1 hereto.

Eligible Investor:  means Fannie Mae, Freddie Mac or, as of any time, any other Person (other than a special purpose entity) which is reasonably acceptable to the Lender as an investor whose commitments may be relied upon for the timely purchase of Mortgage Loans, or Securities. The initial list of Eligible Investors, is attached hereto as Exhibit E; provided, however, the Lender may, from time to time, acting in its sole discretion, (a) eliminate any Person as an “Eligible Investor,” and/or (b) add as an “Eligible Investor” a Person proposed as such in writing by a Borrower; provided, further, however, the elimination of a Person as an “Eligible Investor” shall be effective only upon five (5) Business Days Notice from the Lender to the Borrowers and only with respect to Purchase Commitments relating to future Advances.  Exhibit E automatically shall be deemed to be amended from time to time to reflect the elimination or addition of Eligible Investors as provided herein.  The Lender’s records identifying Eligible Investors from time to time, reflecting all effective eliminations and additions, shall be conclusive, absent manifest error.  The Lender may, and at the Borrowers’ request shall, from time to time create an updated Exhibit E reflecting the then Eligible Investors, which the Lender shall furnish to the Borrowers.

Eligible Mortgage Pool:  means a Mortgage Pool for which (i) if the underlying Promissory Note is to be delivered to an Approved Custodian, the Approved Custodian has issued its initial certification (on the basis of which a Security is to be issued), (ii) there exists an Investor Security Commitment covering such Security, and (iii) such Security or the proceeds thereof will be delivered to the Lender or the Lender will otherwise receive a duly perfected first lien security interest therein.

Eligible Servicing Portfolio:  means the outstanding principal balance of all Mortgage Loans which the Borrowers are servicing under Servicing Agreements to which a Borrower is a party but excluding the outstanding principal balance of Mortgage Loans being serviced as of such date (a) which are Defaulted Mortgage Loans or where the mortgagor is a debtor in a proceeding under any chapter of the United States Bankruptcy Code or the mortgaged property is in foreclosure, (b) under Subservicing Agreement or delegated servicing basis, or (c) which Servicing Agreements are not owned by a Borrower free and clear of all Liens (other than in favor of a lender under Warehousing Debt).

ERISA:  means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate:  means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Borrower is under common control (within the meaning of Section 414(c) of the Code) with such Borrower.

Event of Default:  means any of the events described in Section 9.1.

Excepted Accounts:  means any deposit accounts in which funds are being held in trust, in escrow or in a custodial capacity on behalf of third parties even though deposited by the Borrowers.

Excluded Accounts Receivable:  means accounts or accounts receivable due to or held by the Borrowers in an escrow or custodial capacity (such as (a) custodian under Servicing Agreements for Ginnie Mae, Freddie Mac, Fannie Mae or any other Eligible Investor, with respect to principal and interest payments or tax and insurance escrows related to Mortgage Loans, (b) other escrows such as replacement reserves or tenant improvements reserves, and (c) retainers and deposits on account of applications submitted by proposed mortgagors in connection with applying for a Mortgage Loan originated by the Borrowers).

Facility Termination Date:  means the earliest of (a) the date that is 365 days from the Effective Date, or (b) the date the Lender terminates the Commitment pursuant to Section 9.2.1; provided that if the Facility Termination Date, as so determined, is not a Business Day, the Facility Termination Date shall be the next succeeding Business Day.

Fannie Mae:  means Fannie Mae or other Federal Agency to which the powers and duties of Fannie Mae have been transferred.

Fannie Mae-Approved Lender:  means a Fannie Mae approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae under Fannie Mae’s so-called Prior Approval Program or DUS Program.

Fannie Mae Security:  means a security representing an undivided fractional interest in an Eligible Mortgage Pool or other instrument evidencing credit support provided by Fannie Mae for an Eligible Mortgage Pool, which security or other instrument is issued and guaranteed as to payment of principal and interest by Fannie Mae to an extent consistent with Fannie Mae’s customary practices. For purposes of this Agreement, a Fannie Mae Security shall also include an Eligible Mortgage Pool acquired by Fannie Mae from the Borrowers.

FDIC: means the Federal Deposit Insurance Corporation or any future equivalent agency of the United States of America.

Federal Agency:  means FHA, HUD, Freddie Mac, Fannie Mae or Ginnie Mae or any other instrumentality or agency of the United States of America or corporation organized under the laws of the United States of America which insures, guarantees or purchases Mortgage Loans.

Fee Letter: means that certain letter agreement dated as of the date hereof between the Borrowers and the Lender with respect to certain fees, as amended, modified and/or restated from time to time.

FHA:  means the Federal Housing Administration and any successor thereto.

FHA Construction Mortgage Loan:  means an FHA fully-insured Mortgage Loan for the construction or substantial rehabilitation of Multi-Family Properties or Seniors Properties.

FHA Mortgage Loan:  means an FHA Construction Mortgage Loan or an FHA Permanent Mortgage Loan.

FHA Permanent Mortgage Loan:  means an FHA fully-insured Mortgage Loan secured by a Mortgage on a Multi-Family Property or Seniors Property.

Following Business Day Convention:  has the meaning assigned to that term in Section 2.9.

Foreign Assets Control Regulation: has the meaning assigned to that term in Section 4.18.

Freddie Mac:  means the Federal Home Loan Mortgage Corporation or other Federal Agency, to which the powers and duties of the Federal Home Loan Mortgage Corporation have been transferred.

Freddie Mac-Approved Lender:  means a Freddie Mac approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac under a Freddie Mac Program.

Freddie Mac Program:  means Freddie Mac’s Program Plus Seller/Servicer and Multifamily Targeted Affordable Seller/Servicer programs.

Freddie Mac Program Loan:  means a Mortgage Loan under a Freddie Mac Program.

Freddie Mac Security:  means a security representing an undivided fractional interest in an Eligible Mortgage Pool, which security is issued and guaranteed as to payment of interest and full collection of principal by Freddie Mac to an extent consistent with Freddie Mac’s customary practices.

Future Commitment:  has the meaning assigned to such term in Section 10.4.2.

GAAP:  means the generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time.

Ginnie Mae:  means the Government National Mortgage Association or other Federal Agency as to which the powers and duties of the Government National Mortgage Association have been transferred.

Ginnie Mae Security:  means a security representing an undivided fractional interest in an Eligible Mortgage Pool, which security is guaranteed as to payment of principal and interest by Ginnie Mae to an extent consistent with Ginnie Mae’s customary practices, without regard as to whether the Borrowers collect any payments on such Mortgage Loans.

Ginnie Mae-Approved Lender:  means a Ginnie Mae approved seller/servicer of Mortgage Loans and issuer of mortgage-backed Securities guaranteed by Ginnie Mae.

Guaranty(ies):  means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or otherwise), including any and all obligations of such Person undertaken as a result of any prior or subsequent recourse sales of Mortgage Loans to a Federal Agency in connection with the issuance of a Security and recourse or co-insurance Servicing Agreements, provided that the term “Guaranty” and “Guaranties” shall not include endorsements for collection or deposit in the ordinary course of business or issuance of standard representations and warranties in conjunction with a “whole loan” sale of Mortgage Loans.

Hedging Arrangements: means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

HUD:  means the United States Department of Housing and Urban Development.

HUD-MAP-Approved Lender:  means a lender approved by the United States Department of Housing and Urban Development eligible to originate, purchase, hold, sell and service Mortgage Loans pursuant to its Multi-Family Accelerated Processing Program.

Indebtedness: means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property; (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations under Hedging Arrangements and otherwise with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries; but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business.

Interest Expense: means, for any period of determination, the sum (calculated on an annualized basis), on a consolidated basis of all interest, premium payments, debt discounts, fees, charges and related expenses of the Borrowers for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and specifically includes, without duplication, interest payable during such period under this Agreement, but only to the extent such interest expense exceeds interest income included in the Borrowers’ Net Income for such period.

Investor Security Commitment:  means a commitment issued by an Eligible Investor to purchase a Security representing an undivided interest in a Mortgage Pool, which commitment is satisfactory to the Lender in its sole discretion exercised in good faith.

Lender: has the meaning ascribed to that term in the first paragraph of this Agreement.

Lien:  means, with respect to any asset of any Person, any mortgage, lien, pledge, charge, security interest, claim or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, such Person shall be deemed to hold subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sales agreement, capital lease or other title retention agreement relating to such asset.

Line of Credit Limit:  means $50,000,000.

Loan:  means the aggregate amount of all Advances outstanding from time to time under this Agreement.

Loan Documents:  means this Agreement, the Credit Note, the Fee Letter, the Placement Fee Agreements (if any) and all documents executed in conjunction herewith, or therewith as the same from time to time may be extended, restated, amended, supplemented, waived or modified in whole or in part.

Margin Stock:  has the meaning assigned to that term in Regulation U.

Maximum Nonusage Rate: means one and one quarter percent (1.25%).

Maximum Nonusage Rate Adjustment: means one percent (1%).

Minimum Deposit Target: has the meaning set forth in Section 7.13.

Minimum Nonusage Rate: means one quarter of one percent (.25%).

Miscellaneous Fees and Charges:  means, without duplication, the miscellaneous fees payable to the Lender arising from disbursements, charges and expenses incurred by or on behalf of the Lender for the handling and administration of Advances and Collateral, including the fees set forth on Schedule 1 hereof, costs for Uniform Commercial Code, tax lien and judgment searches conducted by the Lender, filing fees, charges for wire transfers (outgoing and incoming) and check processing charges, charges for security delivery fees, recording fees, service fees, overdraft charges, costs and expenses of any site inspections conducted by the Lender, and any out-of-pocket fees and expenses incurred by the Lender in connection with the Agreement.

Moody’s:  means Moody’s Investors Services, Inc. and its successors.

Mortgage:  means a mortgage, deed of trust, security deed or similar instrument purporting to create a first lien or similar interest in real estate and improvements thereon.

Mortgage Loan:  means a loan of money evidenced by a Promissory Note and secured by a first lien (no subordinate liens shall be permitted) on land and a Multi-Family Property, a Seniors Property or other properties eligible under Fannie Mae, Freddie Mac, Ginnie Mae, FHA or HUD (or, for FHA fully insured loans, to be constructed) on land.

Mortgage Pool:  means a pool of one or more Pledged Mortgages based upon which a Security is issued.

Multi-Family Loan:  means a Mortgage Loan secured by a mortgage on a Multi-Family Property.

Multi-Family Property:  means improved real property containing or which will contain (among other uses) more than four (4) dwelling units, or more than four (4) pad sites to be occupied by manufactured homes.

Net Income: means, for any period, for any Person for such period without duplication, the net income (or loss), after all expenses, taxes and other proper charges, determined in accordance with GAAP eliminating (i) all inter-company items (ii) all earnings attributable to equity interests in Persons that are not Subsidiaries unless actually received by such Person, (iii) all income arising from the forgiveness, adjustment or negotiated settlement of any Debt, (iv) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such amounts are not permitted by operation of the terms of its organizational documents or any agreement, instrument or laws applicable to such Subsidiary, and (v) any increase or decrease of income arising from any change in the method of accounting for any item from that employed in the preparation of the financial statements referred to in Section 7.7, in each case as determined in accordance with GAAP.

Nonusage Fee:  has the meaning set forth in Section 3.1.

Nonusage Rate Adjustment: means the Maximum Nonusage Rate Adjustment less the amount obtained by multiplying the Maximum Nonusage Rate Adjustment by the Deposit Level Quotient.

Obligations: means any and all amounts due from the Borrowers to the Lender hereunder or under any other Loan Document and all other liabilities and obligations of the Borrowers to the Lender however arising in connection with the Advances or any Loan Document, whether now existing or hereafter arising, direct or indirect, matured or unmatured, absolute or contingent, including without limitation any and all exposure under any Derivative Agreement and Automated Clearing House exposure or other accommodation by Lender to the Borrowers, in each case incurred hereunder or under any other Loan Document.

Operating Account:  means, collectively, with respect to the Borrowers, one or more demand deposit accounts maintained at the Lender in the Borrowers’ name.

PBGC:  means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Person:  means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof, including a Federal Agency.

Placement Fee Agreement:  means a written agreement between the Borrowers and the Lender setting forth the terms and conditions under which the Lender has agreed to pay certain deposit placement fees to the Borrowers based upon available deposits maintained by the Borrowers with the Lender, as amended, modified and/or restated from time to time.

Plan:  means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrowers, or any member of the Controlled Group may have any liability.

Pledge Date:  means the date on which physical possession of the Promissory Note and other documents evidencing a Mortgage Loan or a Security is delivered in pledge to the Lender.

Pledged Item:  has the meaning set forth in clause (i) of the definition of “Collateral”.

Pledged Mortgage:  has the meaning set forth in clause (i) of the definition of “Collateral”.

Promissory Note:  means a note evidencing a Mortgage Loan indebtedness.

Purchase Commitment:  means a commitment in form reasonably satisfactory to the Lender to purchase Mortgage Loans from a Federal Agency or other Eligible Investor with respect to which the Lender holds a copy of such Purchase Commitment, or, if requested by the Lender, the original of such Purchase Commitment.

Rating Downgrade:  means (i) with respect to the obligations of Fannie Mae, either its Standard & Poor’s or Moody’s senior unsecured rating is downgraded below “A”, (ii) with respect to the obligations of the United States, either its Standard & Poor’s or Moody’s Local Long Term rating is downgraded below “A”, or (iii) with respect to the obligations of Freddie Mac, either its Standard & Poor’s or Moody’s senior unsecured rating is downgraded below “A”.

Recourse Delinquent Mortgage Loan:  means any Mortgage Loan which is 60 days or more past due as to which a Borrower is liable personally on a recourse basis for all or any portion of the loss on the Mortgage Loan.

Recourse Mortgage Loan:  means a Mortgage Loan serviced by a Borrower as to which such Borrower is liable personally on a recourse basis for all or any portion of the loss on the subject Mortgage Loan.

Regulation D:  means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

Regulation U:  means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin securities applicable to member banks of the Federal Reserve System and to non-bank lenders.

Regulation X:  means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the provisions of Regulations G, T, and U for obtaining credit within or outside the United States for the purpose of purchasing securities applicable to borrowers who are subject to U.S. laws.

Reportable Event:  means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

Requesting Borrower: a Borrower that is making a request for an Advance hereunder.

Required Mortgage Documents:  means, with respect to each Mortgage Loan (a) the Promissory Note, the Mortgage, and, if applicable, any security or pledge agreement, executed and delivered in connection with or relating to such Mortgage Loan; (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing the FHA commitment to insure, or private mortgage insurance, the appraisal, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Promissory Note; (c) any other documents listed on Exhibits B-1, B-2, or B-3; and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of a Promissory Note, or a participation therein, by an Eligible Investor or that is customarily executed by the seller of a Promissory Note to an Eligible Investor.

Restricted Cash: means cash balances presented on a balance sheet as “Restricted Cash” in accordance with GAAP but net of any amounts that will be used exclusively to satisfy existing liabilities reflected on the balance sheet in accordance with GAAP.

Security or Securities:  means any Freddie Mac Security, Fannie Mae Security, Ginnie Mae Security or other mortgage-backed security issued by a Federal Agency or otherwise approved by the Lender and representing an undivided fractional interest in a Mortgage Pool that are created in whole or in part on the basis of Mortgages or that are delivered or caused to be delivered to the Lender pursuant hereto or that otherwise come into the possession, custody or control of the Lender pursuant hereto or that are registered by book-entry in the name of the Lender (including registration in the name of a third party on behalf of the Lender), in each case for the purpose of pledge, or in respect of which an Advance has been made by the Lender under this Agreement.

Seniors Loan:  means a Mortgage Loan secured by a mortgage on a Seniors Property.

Senior Officer:  means, for a particular Person, such Person’s president, chief executive officer, chief financial officer, or chief operating officer.

Seniors Property:  means improved real property containing or which will contain a retirement service center, board and care, intermediate care, chargeable care, assisted living, skilled nursing or other facility designed for occupancy by elderly persons.

Servicing Agreement:  means the right of a Borrower to collect, administer and enforce the rights of the holder of Mortgage Loans and to service Mortgage Loans, whether or not such Mortgage Loans are Pledged Mortgages.

Standard & Poor’s:  Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

Subsequent Construction Draw: means, with respect to any FHA Construction Mortgage Loan, any borrowing advanced to the related mortgagor pursuant to such FHA Construction Mortgage Loan other than the initial advance.

Subservicing Agreement:  means a written contract or other understanding between a Borrower and another Person whereby such other Person delegates to such Borrower its rights and obligations to service Mortgage Loans under a Servicing Agreement which delegated rights and obligations cannot be terminated without cause by such other Person except if such Borrower is entitled to a fee on account of such termination.

Subsidiary:  of a Person means (i) any corporation more than 50% of the outstanding voting securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Borrower.

Treasury Regulations:  means regulations issued by the Department of the Treasury of the United States.

Under Application:  means that, with respect to any proposed DUS Program Loans, proposed FHA Construction Mortgage Loans or FHA Permanent Mortgage Loans, or proposed Freddie Mac Program Loans, the applicable Borrower has issued an application to the proposed borrower, such proposed borrower has delivered to the such Borrower an executed application in form and substance acceptable to such Borrower, and such proposed borrower has paid to such Borrower consideration sufficient for such Borrower to proceed with its approval process and due diligence with respect to such proposed DUS Program Loans, proposed FHA Construction Mortgage Loans or FHA Permanent Mortgage Loans, or proposed Freddie Mac Program Loans.

Unused Portion of the Line: means, for each day, the amount by which the Line of Credit Limit on such date exceeds the average outstanding principal balance of all Advances on such date.

Value of Servicing Agreements:  means the fair market value of the Servicing Agreements established from time to time pursuant to one or more updated appraisals of the Servicing Agreements prepared for the Lender in accordance with Section 7.11.

Warehousing Debt:  means Debt incurred under (i) this Agreement, (ii) the ASAP Plus Agreement, (iii) the BofA Warehouse Facility, or (iv) future mortgage warehouse lines of credit or similar facilities (including, but not limited to, repurchase facilities) used to finance the purchase or funding of mortgage loans that (a) are secured by mortgages on Multi-Family Properties, Seniors Properties, and other properties eligible under Fannie Mae, Freddie Mac, Ginnie Mae, FHA or HUD, (b) are subject to unconditional purchase commitments from Eligible Investors, and (c) provide for repayment of each advance made thereunder not more than sixty (60) days from the date such advance is made.

Warehouse Period:  means the number of days from the date of the Assignment of a Pledged Item until such Pledged Item ceases to be Eligible Collateral as provided on Exhibit A-1 for each type of Pledged Item.

SECTION 1.2. Consolidation.

Except as may be otherwise specifically provided herein, in each instance in this Agreement where a financial term is used or financial measurement is to be made on a so-called “consolidated” basis, such financial term or measurement shall apply to the Person named in such context on a consolidated basis in accordance with GAAP with such Person’s Subsidiaries or other subsidiaries (and not such Person’s other Affiliates).

SECTION 1.3. Exhibits and Schedules.

The Exhibits and Schedules attached to this Agreement are hereby incorporated herein, and all terms used therein that are defined herein shall have the same meanings therein as herein unless otherwise defined therein.

SECTION 1.4. Rules of Interpretation.

SECTION 1.4.1.  A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

SECTION 1.4.2.  The singular includes the plural and the plural includes the singular (including all references to Borrower or Borrowers).

SECTION 1.4.3.  Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to such law or regulation.

SECTION 1.4.4.  A reference to any Person includes its permitted successors and permitted assigns.

SECTION 1.4.5.  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

SECTION 1.4.6.  The words “include”, “includes” and “including” are not limiting.

SECTION 1.4.7.  All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York shall have the meaning provided therein.

SECTION 1.4.8.  Reference to a particular Section refers to that section of this Agreement unless otherwise indicated.

SECTION 1.4.9.  The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

SECTION 1.4.10.  Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

SECTION 1.4.11.  This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Lender, the Lender, and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Lender merely on account of the Lender’s or any Lender’s involvement in the preparation of such documents.

SECTION 1.4.12.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or Lender shall so request, the Lender and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.4.13.  Whenever the Lender has reserved a right to make a decision or to take an action in its or their discretion or in its sole discretion, the Lender agrees to exercise such discretion or sole discretion, as is appropriate, in good faith.

SECTION 2.	ADVANCES

SECTION 2.1. Advances.

SECTION 2.1.1.  Advances Available Until Facility Termination Date.  Subject to the terms and conditions hereof, and provided no Default has occurred and is continuing, the Lender agrees to make Advances to the Borrowers from time to time prior to the Facility Termination Date, in amounts not to exceed the Line of Credit Limit, and the Borrowers may borrow, repay and reborrow in accordance with the terms of this Agreement; provided, however, that no borrowing shall be permitted to the extent that such borrowing would cause the total outstanding principal amount of the Advances to exceed the Borrowing Base as of the applicable Advance Date.

SECTION 2.1.2. Collateral Shortfall.

If (i) the aggregate outstanding amount of all Advances advanced hereunder exceeds the Borrowing Base (a “Collateral Shortfall”), (ii) the Lender provides to the Borrowers notice, or the Borrowers otherwise have actual knowledge, of such Collateral Shortfall, and (iii) the Borrowers do not deliver to the Lender within two (2) Business Days after such notice is given or such knowledge is obtained, sufficient Eligible Collateral required pursuant to Section 5.2 to cure such Collateral Shortfall, then no later than 2:00 p.m. (Eastern time) on such second Business Day after such written notice or actual knowledge, the Borrowers shall cure the then-current Collateral Shortfall by either: (1) depositing with the Lender cash in an amount equal to the then-current Collateral Shortfall, (2) providing to the Lender a first priority perfected security interest in Cash Equivalents held at the Lender in an amount equal to the then-current Collateral Shortfall, or (3) prepaying, without demand or notice, the principal amount of the Advances to the extent of the then-current Collateral Shortfall.

SECTION 2.2. Credit Note.

The Borrowers shall execute and deliver to the Lender the Credit Note.

Upon receipt of an affidavit and indemnity from the Lender as to the loss, theft, destruction or mutilation of the Lender’s Credit Note or any other Loan Document which is not of public record, and in case of any such loss, theft, destruction or mutilation, upon cancellation of such Credit Note or other Loan Document, the Borrowers will issue, in lieu thereof, a replacement Credit Note or other Loan Document of the same principal amount thereof and otherwise of like tenor.

SECTION 2.3. Interest on Advances.

SECTION 2.3.1. Rates on Advances:

Except as provided below, the outstanding principal balance of the Advances shall bear interest at the rate set forth in the Credit Note.  Absent demand by the Lender for payment of interest monthly, accrued interest on each Advance shall be due and payable upon payment in full of such Advance.

If, for any reason, (i) the Borrowers repay an Advance prior to at least two (2) days of interest accruing on such Advance, or (ii) the Borrowers instruct the Lender not to make a previously requested Advance after the Lender has reserved funds or made other arrangements necessary to enable Lender to fund that Advance, the Borrowers agree to pay to the Lender an administrative fee equal to two (2) days of interest on that Advance at the rate applicable to Advances set forth in the Credit Note.  Administrative fees are due and payable within five (5) Business Days after notice from the Lender.

SECTION 2.4. Principal Payments.

SECTION 2.4.1.  The Borrowers shall cause all Eligible Investors to wire transfer or otherwise send all payments with respect to proceeds of Pledged Items directly to the Lender.  In the event that, notwithstanding the foregoing, a Borrower receives any proceeds with respect to a Pledged Item, such Borrower shall deliver any such proceeds to the Lender within one (1) Business Day after its receipt thereof. On the first (1st) Business Day that the proceeds so delivered constitute collected funds at the Lender, the Lender shall, effective as of such date, apply the amount of such proceeds against the Advances. The Lender agrees that, provided there is then outstanding no Default, all collected funds in its possession as of 2:00 p.m. (Eastern time) on any Business Day shall be applied, if identifiable, against the Advances associated with the Purchase Commitment or Investor Security Commitment against which such payments are made, or, if not identifiable, against the Advances as the Borrowers may instruct in writing, or, in the absence of such instruction, as the Lender may determine, on such date and any collected funds which come into its possession after such time, shall be so applied on the next Business Day.

SECTION 2.4.2.  Each Advance, together with all accrued interest and other charges due with respect to such Advance, shall be repaid in full upon the earlier to occur of (i) the payment of the purchase price set forth in the Purchase Commitment or Investor Security Commitment from an Eligible Investor with respect to the Eligible Loan funded with such Advance, or (ii) the last day of the Warehouse Period applicable to such Advance, as set forth on Exhibit A-1.  The outstanding principal amount of all Advances, together with all accrued interest and other charges due hereunder, shall be due and payable in full upon the earliest of (a) the Facility Termination Date or (b) the acceleration of the Obligations pursuant to Section 9.2.

SECTION 2.4.3.  The Borrowers shall be obligated to pay the Lender, without the necessity of prior demand or notice from the Lender, the following amounts in good and immediately available funds upon the earlier to occur of any of the following events:

(i)           upon the failure by the Borrowers to furnish the Lender with sufficient Eligible Collateral or cash to cure a Collateral Shortfall within the time period specified in Section 2.1.2, the full amount necessary to cure such Collateral Shortfall; and

(ii)           within two (2) Business Days after the Lender’s written notice to the Borrowers that any Pledged Item fails to constitute Eligible Collateral or is otherwise not eligible for inclusion in the Borrowing Base, the amount of the Advance attributable to such Pledged Item.

SECTION 2.4.4.  Upon telephonic or written notice to the Borrowers by the Lender, the Borrowers must pay to Lender the amount of any outstanding Advance against a specific Pledged Item upon the earliest occurrence of any of the following events:

(i)           On the date an Advance was made, if the Mortgage Loan to be funded by that Advance is not closed and funded;

(ii)           Three (3) Business Days elapse from the date an Advance was made against a Pledged Mortgage, without receipt by Lender or its bailee of the documents relating to that Pledged Mortgage required to be delivered on that date;

(iii)           Ten (10) Business Days elapse without the return to the Lender of a document relating to a Pledged Mortgage delivered by the Lender to the Borrowers under a Borrower Trust Receipt for correction or completion;

(iv)           On the date on which a Pledged Mortgage is determined to have been originated based on untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not the Borrowers had knowledge of the misrepresentation, incomplete or incorrect information or fraud;

(v)           On the date on which the Borrowers know, have reason to know, or receive notice from the Lender, that (A) one or more of the representations and warranties set forth in Section 4 or Exhibit A-1 were inaccurate or incomplete in any material respect on any date when made or deemed made, or (B) the Borrowers have failed to perform or comply with any covenant, term or condition applicable to them set forth in Section 7 or Section 8;

(vi)           On the date a default occurs with respect to the Pledged Mortgage or a Lien prior to the Pledged Mortgage securing repayment of the Pledged Mortgage;

(vii)           On the mandatory delivery date of the related Purchase Commitment, if the specific Pledged Mortgage has not been delivered under the Purchase Commitment prior to such mandatory delivery date, or on the date the related Purchase Commitment expires or is terminated;

(viii)           Three (3) Business Days after the date a Pledged Mortgage is rejected for purchase by an Eligible Investor, unless another Purchase Commitment is provided within that three (3) Business Day period;

(ix)           Upon the sale, other disposition or prepayment in full of any Pledged Item or, with respect to a Pledged Mortgage included in an Eligible Mortgage Pool, upon the sale or other disposition of the related Security;

(x)           With respect to any Pledged Mortgage, any of the documents relating to the Pledged Mortgage, upon examination by the Lender, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment; or

(xi)           On the date an issuer of a Purchase Commitment shall be adjudicated bankrupt or insolvent, or apply for or consent to the appointment of any receiver, trustee, custodian or similar officer for it or for all or any substantial part of its property; or such receiver, trustee, custodian or similar officer shall be appointed without the application or consent of said issuer of a Purchase Commitment, as the case may be; or the issuer of a Purchase Commitment shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise).

SECTION 2.4.5.  If the principal amount of any Mortgage Loan that is pledged to the Lender under this Agreement is prepaid in part while an Advance is outstanding against such Mortgage Loan, the Borrowers must pay to the Lender within three (3) Business Days after a Borrower’s receipt of such amount, without the necessity of prior demand or notice from the Lender, to be applied against the Advance.

SECTION 2.4.6.  The Lender reserves the right to revalue any Mortgage Loan pledged to the Lender under this Agreement that is not (i) covered by a Purchase Commitment from an Eligible Investor, or (ii) an FHA Project Mortgage Loan or an FHA Construction Mortgage Loan, in each case if such Mortgage Loan is to be exchanged for an Security and such Security is not covered by a Purchase Commitment.  The Borrowers must pay to the Lender, without the necessity of prior demand or notice from the Lender, any amount required after any such revaluation to reduce the principal amount of the Advance outstanding against the revalued Mortgage Loan to an amount equal to the Collateral Value for the applicable type of Eligible Collateral less the fair market value of the Mortgage Loan.

SECTION 2.4.7.  The Borrowers shall have the right to prepay Advances at any time, in whole but not in part, without any premium or penalty.  Partial prepayments of Advances shall not be permitted.

SECTION 2.5. Procedure for Advances.

Subject to the requirement that all of the conditions precedent described in Section 6 have been satisfied, a Borrower may request an Advance by delivering to the Lender a completed and signed request for an Advance on an appropriate Advance Request Form, together with a description of the transaction in the form attached thereto, and all documents required to be submitted in conjunction with the Advance Request Form no later than 2:00 p.m. (Eastern time) on the Business Day prior to the date on which such Advance is requested to be made. Any Request for Advances pursuant to an Advance Request Form received by the Lender later than 2:00 p.m. (Eastern time) on a Business Day will be deemed received on the following Business Day. Before funding, the Lender shall have the right to examine such Advance Request Form and accompanying documents and may reject such of them as do not meet the requirements of this Agreement or of the related Purchase Commitment.  All Advances shall be wired by the Lender to the applicable title company or settlement attorney in accordance with the applicable Exhibit B.  Notwithstanding anything in this Agreement to the contrary, the Lender shall not be obligated to make any Advance unless such Advance can be matched by the Lender to a specific Mortgage Loan which has been closed or will be closed within one (1) Business Day of the date of such Advance.  The Lender shall have the right, upon prior written notice to the Borrowers, to modify the Advance Request Form, and any other Exhibit or document referred to in this Agreement, to conform to current legal requirements and/or customary practices of mortgage warehousing lenders, and, as so modified, those Exhibits and documents will become part of this Agreement.

SECTION 2.6. Method of Payment.

All payments shall be made by the Borrowers to the Lender at its 25 South Charles Street, 17th Floor, Baltimore, Maryland offices or such other place as the Lender may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or set-off and free and clear of, and without any deduction or withholding for, any taxes or other payments by 2:00 p.m. (Eastern time) on the date when due.  The Lender is hereby authorized, on or after the due date, to charge the Operating Account and/or any other account that is not an Excepted Account with the amount of all principal and interest payments due under this Agreement, or the other Loan Documents and upon the occurrence and during the continuation of an Event of Default, Lender is hereby authorized on or after the due date, to charge (but without duplication) the Operating Account and/or any other account that is not an Excepted Account with the amount of all unpaid Miscellaneous Fees and Charges, and costs and expenses to which the Lender is entitled under this Agreement. The failure of the Lender to so charge such account shall not affect or limit the Borrowers’ obligation to make any required payment.

SECTION 2.7. Record of Advances.

The Lender is hereby authorized to record the principal amount of each of its Advances and each repayment on the schedule attached to the Credit Note; provided, however, that the failure to so record shall not affect each Borrower’s obligations under the Credit Note. The Lender shall send monthly invoices to the Borrowers in the Lender’s customary form, from time to time, which invoices shall indicate amounts due hereunder, provided, however, that the Lender’s failure to send any invoices shall not diminish in any way, or constitute a defense to, the Borrowers’ Obligations.

SECTION 2.8. Application of Payments.

All payments shall be applied, first, to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then, to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence and during the continuance of an Event of Default hereunder, payments may be applied to the Obligations of the Borrowers by the Lender in such order of priority as the Lender may determine in its sole discretion.

SECTION 2.9. Following Business Day Convention.

Except as otherwise specifically provided in this Agreement, the Following Business Day Convention shall be used to adjust any relevant date if that date would otherwise fall on a day that is not a Business Day.  For purposes of this Agreement, the term “Following Business Day Convention” shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. All payments hereunder, including of principal, interest, fees, or otherwise, shall be adjusted in accordance with the Following Business Day Convention unless this Agreement shall specifically provide otherwise.

SECTION 2.10. Usury.

All agreements between the Borrowers, the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to Lender for the use or forbearance of the indebtedness evidenced hereby, exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then, the Loan Documents shall be governed by such law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrowers, the Lender in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or in any of the Loan Documents at the time of performance of such provision shall be due, (i) shall involve transcending a limit of such validity prescribed by applicable law, then the obligation to be fulfilled will automatically be reduced to the limit of such validity, and (ii) shall ever cause the Lender to receive an interest amount which would exceed the highest lawful rate, then such portion of the interest payment which would be classified as excessive interest instead shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrowers and the Lender.

SECTION 2.11. Joint and Several Obligations.

Each of CMC and CMP hereby acknowledges and agrees that that it shall be jointly and severally liable for all of the Obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 3.	FEES

SECTION 3.1. Nonusage Fee.

For each calendar quarter (or part thereof) prior to the Facility Termination Date, the Borrowers shall pay to the Lender, for the account of the Lender, a nonusage fee (the “Nonusage Fee”) equal to the sum of all the products obtained by multiplying, for each day during such calendar quarter (or part thereof), the Applicable Nonusage Rate times the Unused Portion of the Line on such date.  Such Nonusage Fee shall be payable in arrears on the first (1st) Business Day of each calendar quarter occurring after the Effective Date and on the Facility Termination Date.  The Lender’s determination of the Nonusage Fee is conclusive and binding, absent manifest error.

SECTION 3.2. Miscellaneous Fees.

The Borrowers shall pay and/or reimburse to the Lender all Miscellaneous Fees and Charges within five (5) Business Days after being invoiced by the Lender.

SECTION 3.3. Fee Letter.

Certain other fees due the Lender are set forth in the Fee Letter.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lender that:

SECTION 4.1. Organization, Powers, Etc.

Each Borrower is a corporation duly organized, validly existing and authorized to exercise its powers, rights and privileges under the laws of the State of Delaware and is qualified to do business and is in good standing in each other jurisdiction in which the failure to be so qualified would reasonably be expected to have a material adverse effect on its business including its financial condition, properties and results of operations and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, this Agreement and the other Loan Documents.

SECTION 4.2. Authority, Etc.

The execution, delivery and performance of this Agreement and the other Loan Documents to which each of the Borrowers is, or is to become, a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any Legal Requirement (including, without limitation, Regulation U or X or the rules and regulations of the Securities Exchange Commission or any regulatory commission of any jurisdiction) to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, and (iv) do not conflict with any provision of such Person’s organizational documents or other charter documents or bylaws of, or any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which such Borrower or any of its respective properties may be  bound or affected, except where such conflict would not have a materially adverse effect on such Person, CHC or CCG.

SECTION 4.3. Compliance with Laws.

Such Borrower is in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, except for non-compliance with which would not, singly or in the aggregate, have a material adverse effect on its business including its financial condition, properties and results of operations.

SECTION 4.4. Government Approvals.

No authorization, consent, approval, license, exemption of or filing or registration with any existing court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery and performance by such Borrower of this Agreement or the other Loan Documents. Such Borrower is in compliance with all licensing requirements in all states in which it originates or sells Mortgage Loans and all rules, regulations and other requirements of all Federal Agencies with respect to which it originates or sells Mortgage Loans, except for any non-compliance which would not, singly or in the aggregate, have a material adverse effect on its business including its financial condition, properties or results of operations.

SECTION 4.5. Valid and Binding Obligations.

This Agreement, the Credit Note and each of the other Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

SECTION 4.6. Financial Statements.

SECTION 4.6.1.  The financial statements of the Borrower and their Subsidiaries as of the Borrowers’ fiscal year end on December 31, 2010, consisting of the Borrowers’ balance sheet and the related statements of income and changes in cash flows for the fiscal year then ended, audited by the Borrowers’ certified public accountants, copies of which have been heretofore furnished to the Lender, are in conformity with GAAP and fairly present, in all material respects, the financial condition of the Borrowers and their Subsidiaries as of such date and the results of the operations and changes in cash flows of the Borrowers and their Subsidiaries for such fiscal year.

SECTION 4.6.2.  The financial statements of the Borrowers and their Subsidiaries as of the period ending on June 30, 2011, consisting of the Borrowers’ balance sheet and the related statements of income and changes in financial position for the period then ended, certified to by a duly authorized Senior Officer of the Borrowers, copies of which have been heretofore furnished to the Lender, are in conformity with GAAP and fairly present, in all material respects, the financial condition of the Borrower and their Subsidiaries as of such date and the results of the operations of the Borrowers and their Subsidiaries for such period.

SECTION 4.7. Financial Condition.

After giving effect to the transactions contemplated hereby (i) the aggregate value of all assets and properties of the Borrowers at a fair valuation, will be greater than the total amount of their liability on claims, and (ii) the aggregate present fair salable value of the Borrowers’ assets on a going concern basis will be greater than the amount that will be required to pay their probable liability on their existing debts, including contingent liabilities, as they become absolute and mature. The Borrowers have, and have no reason to believe they will not have, sufficient capital for the conduct of their business. The Borrowers do not intend to incur, and do not believe they have incurred, debts beyond their ability to pay as they mature.

SECTION 4.8. Litigation.

Except as set forth on Schedule 2 hereto, there are no actions, suits or proceedings pending or, to the knowledge of such Borrower after reasonable investigation, threatened against or affecting such Borrower or any of its respective properties before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including the Securities Exchange Commission or any regulatory commission of any jurisdiction), which, if determined adversely to such Borrower would, singly or in the aggregate, have a material adverse effect on the financial condition, or on the respective properties or operations, of such Borrower or the transactions contemplated by this Agreement and the Credit Note.

SECTION 4.9. Subsidiaries.

The Borrowers have no Subsidiaries.

SECTION 4.10. Accuracy of Information.

All written information supplied by the Borrowers to the Lender relating to the Borrowers (or such other entities) was, when taken as a whole and together with the representations and warranties contained in this Agreement and any other Loan Documents, true, complete and accurate in all material respects when made, and there has been no change which has a material adverse effect on the condition, financial or otherwise, of the Borrowers (or such other entities) from the time such information was provided to the Lender, except as disclosed to the Lender in writing.

SECTION 4.11. Accuracy of Representations and Warranties.

The representations and warranties of the Borrowers contained in each other Loan Document delivered in connection with this Agreement are, or when such document is delivered will be, true and correct.

SECTION 4.12. Investment Company.

None of the Borrowers is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers’ Act of 1940, as amended.

SECTION 4.13. ERISA.

Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Federal or state law; and no event or condition is occurring or exists with respect to any Plan concerning which such Borrower would be under an obligation to furnish a report to the Lender in accordance with Section 7.7.9.

SECTION 4.14. Taxes/Tax Returns.

Such Borrower has filed or caused to be filed all federal, state and local tax returns (i) which, to its knowledge, are required to be filed and (ii) which the failure to file could result in a material adverse effect on such Borrower’s business, including its financial condition, properties and operations, such taxes have been paid when due, except taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on such Borrower’s books, as necessary.

SECTION 4.15. Properties.

Such Borrower is the lawful owner of its respective Collateral and is and will be the lawful owner of the Collateral, free and clear of all Liens.

SECTION 4.16. Approved Lenders.

CMC is a HUD-MAP-Approved Lender, a Ginnie Mae-Approved Lender, a Fannie Mae-Approved Lender and is in good standing under the DUS Program.  CMP is a Freddie Mac-Approved Lender.  Schedule 6 is a true and complete list of all letters of credit issued in favor of Fannie Mae or Freddie Mac (and the principal amounts thereof).  Each such letter of credit is in full force and effect, there have been no draws advanced thereunder and the applicable Borrower has not received notice of non-renewal of any such letters of credit.

SECTION 4.17. Agreements.

Neither Borrower nor any Subsidiary of the Borrowers is a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition. Neither Borrower nor any Subsidiary of the Borrowers is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could result in a material adverse change in such Borrower’s business, operations, properties or financial condition as a whole.  No holder of any indebtedness of any Borrower or of any of its Subsidiaries has given notice of any asserted default under that indebtedness, and no liquidation or dissolution of such Borrower or of any of its Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to such Borrower or of any of its Subsidiaries or any of its or their properties is pending, or to the knowledge of such Borrower, threatened.

SECTION 4.18. Foreign Asset Control Regulations.

Neither the Advances nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)) (the “Patriot Act”). Furthermore, neither such Borrower nor its Subsidiaries (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

SECTION 4.19. Compliance with Federal Agency Law and Regulations.

To the extent necessary to maintain their ability to originate and to service Mortgage Loans, the Borrowers are in compliance with all laws and regulations of any Federal Agency, except where such noncompliance would not have a materially adverse effect on their ability to originate and service Mortgage Loans.

SECTION 4.20. Servicing.

Schedule 5 is a true and complete list of the Mortgage Loans that the Borrowers are servicing under Servicing Agreements as of June 30, 2011. There have been no material changes since such date.  All of the Borrowers’ Servicing Agreements are in full force and effect, and are unencumbered by Liens other than Liens disclosed in Schedule 4. No event of default or event that, with notice or lapse of time or both, would become an event of default, exists under any of such Borrowers’ Servicing Agreements.

SECTION 4.21. Assumed Names.

Such Borrower does not originate Mortgage Loans or otherwise conduct business under any names other than its legal name and the assumed names set forth on Exhibit H.  Such Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Mortgage Loans or otherwise conducts business under any assumed name.  Such Borrower’s use of the assumed names set forth on Exhibit H does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by such Borrower to any other Person.  Such Borrower may amend Exhibit H to add or delete any assumed names used by such Borrower to conduct business.  An amendment to Exhibit H to add an assumed name is not effective until such Borrower has delivered to the Lender an assumed name certificate in the jurisdictions in which the assumed name is to be used, which must be satisfactory in form and content to the Lender, in its sole discretion.  In connection with any amendment to delete a name from Exhibit H, such Borrower represents and warrants that it has ceased using that assumed name in all jurisdictions.

SECTION 5.	COLLATERAL

SECTION 5.1. Grant of Security Interest.

As security for the full and punctual payment of all Advances now or hereafter outstanding, and the payment and performance of all other Obligations, now existing or hereafter arising from the Borrowers to the Lender, whether under this Agreement, the Credit Note, or the other Loan Documents, each Borrower hereby grants to the Lender a security interest in and continuing Lien upon the Collateral.

SECTION 5.2. Eligible Collateral.

SECTION 5.2.1.  Pledged Items shall constitute Eligible Collateral if (i) such Pledged Items meet the requirements set forth in Exhibit A-1 hereto, including the Warehouse Periods as provided on Exhibit A-1 and (ii) each Borrower is in compliance with the representations and warranties contained in Exhibit A-1.

SECTION 5.2.2.  Promptly, upon the receipt by the Lender of any Pledged Item, the Lender shall determine whether such Pledged Item qualifies as Eligible Collateral.

SECTION 5.2.3.  Whenever a Borrower or the Lender determines that any Pledged Item no longer constitutes Eligible Collateral, the Borrowers or the Lender shall notify the other of the identity of such Pledged Item. If the reason for such ineligibility can be remedied by the correction or completion of a document relating to such Pledged Item in the Lender’s possession, such Borrower shall be given the opportunity to correct or complete such document; otherwise, such Borrower shall promptly deliver to the Lender Eligible Collateral with an aggregate Collateral Value at least equal to the Collateral Shortfall or shall furnish the Lender with cash or Cash Equivalents in such amounts, and in accordance with the terms and conditions, as provided in Section 2.1.2.

SECTION 5.2.4.  Whenever the Lender delivers a document relating to a Pledged Item to a Borrower for correction or completion, such delivery shall be against a properly executed Borrower Trust Receipt, with instructions to such Borrower either to return the corrected document to the Lender within five (5) days after such delivery or repay the portion of the Advance allocable to such Pledged Item for release.

SECTION 5.3. Release of Collateral.

Subject to Section 5.9, upon the request of a Borrower delivered from time to time to the Lender, the Lender shall release the Pledged Items of such Borrower specified in such notice from the Lien of this Agreement, if, but only if, either (a) such Pledged Item is being sold pursuant to a Purchase Commitment with respect to such Pledged Item, or (b) at the time of such release, no Default shall have occurred and then be continuing and, after giving effect to such release, the aggregate outstanding amount of all Advances shall not be greater than the Borrowing Base at such time.

SECTION 5.4. Special Covenants.

SECTION 5.4.1.  Each Borrower warrants and will defend the right, title and interest of the Lender in and to all Pledged Items and all other items of Collateral against the claims and demands of all other Persons.

SECTION 5.4.2.  The Borrowers shall not amend, modify or waive any of the material terms and conditions of, or settle or compromise any claim in respect of, any Collateral or any rights related to any of the foregoing.  The Borrowers shall deliver the Collateral and other items related thereto to the Lender within the timeframes set forth on the applicable Exhibit B.

SECTION 5.4.3.  The Borrowers shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement), any of the Collateral or any interest therein, except as provided in Section 5.3 with respect to releases of Pledged Items, or except in accordance with Purchase Commitments which constitute Collateral.

SECTION 5.4.4.  Each Borrower shall promptly notify the Lender of any default under any Pledged Mortgage which continues beyond any applicable notice or grace periods.

SECTION 5.4.5.  Each Borrower shall execute and deliver such further instruments and shall do and perform all matters and things reasonably necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security, indebtedness and benefits intended to be afforded by this Agreement.

SECTION 5.4.6.  Each Borrower shall hold all escrow funds collected in respect of Pledged Mortgages and Mortgage Loans which are the subject of Securities in trust and in accordance with all applicable laws, without commingling the same with any other funds not held in trust, and apply the same for the purposes for which such funds were collected.

SECTION 5.4.7.  Each Borrower shall observe and perform all of its obligations in connection with each Purchase Commitment related to any Pledged Item.

SECTION 5.4.8.  Each Borrower shall promptly notify the Lender if and when such Borrower receives any prepayment arising from or relating to any Pledged Mortgage and, hold the same in trust, in a segregated, identifiable interest-bearing trust account maintained at the Lender, as security for the Lender, until released in accordance with this Agreement or if an Event of Default has occurred and is continuing under this Agreement, then, upon notice from the Lender, immediately remit to the Lender in accordance with its instructions all such prepayments (and all interest and earnings thereon or with respect thereto) which are then in its possession or are thereafter received.

SECTION 5.4.9.  Each Borrower shall cooperate with the Lender and its representatives in any review or inspection of the Pledged Mortgages or the property subject to any Pledged Mortgage, and make available to such person any books and records relating to such Pledged Mortgages as well as the appropriate employees of such Borrower for the purpose of discussing the same, all at such time during business hours as may be reasonably requested in advance by the Lender. So long as no Event of Default has occurred and is continuing, the Lender’s costs in connection with such review and inspection shall not be borne by such Borrower. The Lender agrees not to disclose any information so obtained except to the Lender and the employees, agents, successors, assigns, attorneys, directors, professional advisors of the Lender, and except as may be required by applicable law, regulation or court order, and except in connection with the exercise of the rights and remedies hereunder.

SECTION 5.4.10.  Each Borrower shall not waive or otherwise modify any material term of, or fail to perform its obligations under, any Required Mortgage Document or Pledged Mortgage or release any security or obligor, or, through any activity or inactivity, cause any Pledged Mortgage which shall have been eligible for FHA insurance to become ineligible for FHA insurance or for purchase in accordance with the Purchase Commitment related to such Pledged Mortgage or the issuance of Securities in respect of such Pledged Mortgage, which Securities are the subject of the Investor Security Commitment related to such Pledged Mortgage.

SECTION 5.4.11.  Each Borrower shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such other acts, instruments and transfers (including Assignments) as the Lender may reasonably request from time to time in order to create and maintain a perfected first priority security interest in the Collateral in favor of the Lender and to create, maintain and preserve the security and benefits intended to be afforded to the Lender under this Agreement, subject to no other Liens or any other agreement purporting to grant to any Person a security interest in the Collateral, other than Liens expressly permitted to exist pursuant to Section 8.8. Each Borrower hereby authorizes the Lender to file financing statements under the UCC to perfect its security interest hereunder and hereby ratifies any filings made prior to the date hereof.

SECTION 5.5. Collection Rights.

SECTION 5.5.1.  Unless an Event of Default shall have occurred and then be continuing, a Borrower shall be entitled to receive and collect directly all sums payable to such Borrower in respect of the Collateral except proceeds from the sale thereof which shall be deposited in an account designated by the Lender.

SECTION 5.5.2.  Upon the occurrence and during the continuance of an Event of Default, the Lender shall be entitled to receive and collect all sums payable to the Borrowers in respect of the Collateral and (i) the Lender may, at its option, in its own name or in the name of the Borrowers or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, (ii) the Borrowers shall, if requested by the Lender, pay to the Lender at its address for notice set forth in Section 12.1 all amounts thereafter received by the Borrowers upon or in respect of any of the Collateral, and advise the Lender as to the source of such amounts, and (iii) all amounts so received and collected by the Lender shall be applied against the Advances, subject to the requirements of the Loan Documents pursuant to which such amounts were paid to the Borrowers.

SECTION 5.6. Termination.

If the Commitment shall have expired or been terminated pursuant to the express terms of this Agreement and no Advances or other amounts shall be outstanding hereunder, the Lender shall return all Pledged Items to the Borrower. The receipt of the Borrowers of the Pledged Items returned or delivered to the Borrowers (in the same conditions as originally received by Lender) pursuant to any provision of this Agreement shall be a complete and full acquittance for the Pledged Items so delivered, and the Lender shall thereafter be discharged from any liability or responsibility therefor.

SECTION 5.7. Collateral Transmittal Letter and Borrower Trust Receipt.

SECTION 5.7.1.  Whenever a Borrower shall pledge and deliver any Mortgage Loans to the Lender, such delivery shall be accompanied by a Collateral Transmittal Letter. Whenever the Lender shall deliver a document relating to a Pledged Mortgage to a Borrower for correction or completion, such delivery shall be against a properly executed Borrower Trust Receipt, with instructions to such Borrower to either return the corrected document to the Lender within five (5) Business Days after such delivery or such Pledged Mortgage shall be deemed not to be Eligible Collateral in accordance with this Agreement.

SECTION 5.7.2.  To the extent necessary to consummate a purchase under a Purchase Commitment, the Lender will send a Bailee Letter to Fannie Mae, with respect to DUS Program Loans, and to U.S. Bank with respect to FHA Mortgage Loans, using forms of Bailee Letters prescribed by Fannie Mae, FHA or Ginnie Mae, respectively. With respect to an Eligible Investor issuing a Purchase Commitment, to the extent necessary to consummate such transaction, and to the extent not covered by a custodial agreement between an Approved Custodian and the Lender, the Lender will send a Bailee Letter to a bailee designated by such Eligible Investor. Any such Bailee Letter shall be in form and substance reasonably satisfactory to such Borrower and the Lender.

SECTION 5.8. Security Interests in Mortgage Backed Securities.

SECTION 5.8.1.  Pledged Mortgages which are to be transferred to a pool custodian or to a Federal Agency in connection with the issuance of a Security shall be released from the Lender’s security interest only upon payment to the Lender in cash of the amount due the Lender in connection with such Pledged Mortgages or against the issuance of such Security. Each Borrower agrees that Pledged Mortgages will not be placed in any Mortgage Pool, unless such Pledged Mortgages have been released from the Lien of this Agreement or other arrangements, satisfactory to the Lender in its sole discretion exercised in good faith, are made for redemption of such Pledged Mortgages pledged hereunder.

SECTION 5.8.2.  The Lender has the exclusive right to possession of all Securities or, if Securities are issued in book-entry form or issued in certificated form and delivered to a clearing corporation (as that term is defined in the Uniform Commercial Code of New York) or its nominee, the Lender has the right to have the Securities registered in the name of a securities intermediary (as that term is defined in the Uniform Commercial Code of New York) in an account containing only customer securities and credited to an account of the Lender.  The Lender has no duty or obligation to deliver Securities to an Eligible Investor or to credit Securities to the account of an Eligible Investor or an Eligible Investor’s designee except against payment for those Securities. Each Borrower acknowledges that the Lender may enter into one or more standing arrangements with securities intermediaries with respect to Securities issued in book entry form or issued in certificated form and delivered to a clearing corporation or its designee, under which the Securities are registered in the name of the securities intermediary, and each Borrower agrees, upon request of the Lender, to execute and deliver to those securities intermediaries Each Borrower’s written concurrence in any such standing arrangements.

SECTION 5.9. Delivery and Review of Collateral.

If no Default exists, upon delivery by a Borrower to the Lender of shipping instructions pursuant to the applicable Exhibit B, or if there is no applicable Exhibit B as may be approved by Lender, the Lender will deliver the Promissory Notes evidencing Pledged Mortgages or Securities, together with all related documents and pool documents previously received by the Lender under the requirements of the applicable Exhibit B, or if there is no applicable Exhibit B as may be approved by Lender, to the designated Eligible Investor or Approved Custodian or to another party designated by such Borrower and acceptable to the Lender in its sole discretion. Without in any way limiting the Lender’s rights hereunder, under the Credit Note, or under any other Loan Documents, the Lender shall examine and review any Collateral consisting of Mortgage Loans or Securities in accordance with the review procedure attached hereto as Exhibit F.

SECTION 6.	CONDITIONS PRECEDENT

The Advances may be made only if the following conditions precedent are met:

SECTION 6.1. Opinions of Counsel.

On the Effective Date, the Lender shall have received the legal opinion of Nixon Peabody LLP as counsel to the Borrowers, dated such date, addressed to and in form and substance reasonably satisfactory to the Lender and its counsel.

SECTION 6.2. No Default.

Additionally, on the date of each Advance, the Borrowers shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed; the representations and warranties of the Borrowers set forth in Section 4 and Exhibit A-1 hereof shall be true and correct in all material respects on such date as if made on and as of such date; the aggregate outstanding Advances shall be no greater than the lesser of the Borrowing Base or the Line of Credit Limit as of such date after giving effect to such Advance or such other limitation provided in Section 2.1; and no Default shall have occurred and be continuing on such date. On the date of each Advance, the Borrowers shall be deemed to have certified to the Lender as set forth in the first sentence of this Section 6.2.

SECTION 6.3. Supporting Documents.

On or prior to the Effective Date, the Borrowers shall deliver, or cause to be delivered, to the Lender:

SECTION 6.3.1.  The duly executed Credit Note payable to the order of the Lender.

SECTION 6.3.2. The duly executed Placement Fee Agreement dated of even date herewith between the Borrowers and the Lender in form and substance acceptable to the Lender.

SECTION 6.3.3.  A certificate of the Secretary of each Borrower dated such date and certifying as to the certificate of incorporation, by-laws and other organizational documents of each Borrower, the incumbency and signatures of officers of each Borrower executing this Agreement, the Credit Note and the other Loan Documents or otherwise acting on behalf of each Borrower hereunder and the resolutions authorizing the transactions contemplated by the Loan Documents.

SECTION 6.3.4.  Evidence of insurance coverage required by Section 7.1.2 and copies of such documentation concerning each such Borrower’s status as an Approved Lender as the Lender shall request.

SECTION 6.3.5.  Certified copies of each Borrowers’ certificate of incorporation, with all amendments thereto, and certificates of good standing dated no earlier than thirty (30) days prior to the date of this Agreement.

SECTION 6.3.6.  A certificate of a Senior Officer of each Borrower (i) that, subject to exceptions acceptable to the Lender, all representations and warranties contained herein are true as of the Effective Date, (ii) that, subject to exceptions acceptable to the Lender, there has been no material adverse change in each Borrower’s financial condition from the financial statements submitted to the Lender pursuant to Section 4.6, and such financial statements fairly present in all material respects the financial condition of each Borrower in accordance with GAAP as of the date thereof, (iii) that each Borrower is in compliance with the covenants set forth in this Agreement, (iv) that, as of the Effective Date, there have occurred no Defaults under this Agreement that have not been cured or waived, and (v) certifying as to the identity of the holders of the equity interests in each Borrower.

SECTION 6.3.7.  Federal and state tax lien, litigation and bankruptcy searches with respect to each Borrower, which searches do not disclose the existence of any Lien in favor of any taxing authority against each Borrower.

SECTION 6.3.8.  UCC-11 Searches with respect to each Borrower from the offices of the Delaware Secretary of State, which searches do not disclose the existence of any Liens against the assets of each Borrower other than Liens permitted under Section 8.8.

SECTION 6.3.9.  If not previously opened and established, the execution of all required authorizing resolutions and other forms to establish the Operating Account and all other accounts required pursuant to Section 7.12 at the Lender.

SECTION 6.3.10.  Such financial statements and other information and projections as the Lender shall have reasonably requested.

SECTION 6.3.11.  Such other documents as the Lender reasonably may require, and evidence satisfactory to the Lender of the occurrence of any further conditions precedent to the closing of this Agreement established hereby.

SECTION 6.3.12.  Payment of any fees or expenses due upon the Effective Date.

SECTION 6.4. Approvals, Etc.

The Lender shall be satisfied that (i) each Borrower has obtained all material and appropriate authorizations and approvals of all Governmental Authorities (including, without limitation, any approvals required by any of Fannie Mae, Freddie Mac, FHA, Ginnie Mae, HUD and USDA), required for the due execution, delivery and performance by each Borrower of each of the Loan Documents and for the perfection of or the exercise by Lender of its rights and remedies under the Loan Documents, and (ii) the Loan and all transactions contemplated hereby, shall be in material compliance with, and each Borrower shall have obtained all material and appropriate approvals pertaining to, all applicable laws, rules, regulations and orders, including, without limitation, all governmental, environmental, ERISA retiree health benefits, workers’ compensation and other requirements, regulations and laws and shall not contravene any charter, by-law, debt instrument or other material contractual obligation of each Borrower and its Subsidiaries.

SECTION 6.5. Redemption

The redemption of the Centerline Series A Convertible Reinvestment Act Preferred shares owned by the Lender shall have closed upon terms mutually agreed upon by the parties.

SECTION 6.6. Each Advance.

The obligation of the Lender to make any Advance under this Agreement is subject to the satisfaction, in the judgment of the Lender exercised in good faith, as of the date of each such Advance, of the following additional conditions precedent:

SECTION 6.6.1.  The Requesting Borrower shall deliver to the Lender an Advance Request and the documents required by the appropriate Exhibit B and all other required documentation and shall satisfy the procedures set forth in Section 2.5 in each case in accordance with the terms hereof. All items delivered to the Lender shall be reasonably satisfactory to the Lender in form and content and the Lender may reject any item that does not satisfy the requirements of this Agreement or of any related Purchase Commitment.

SECTION 6.6.2.  No Default shall exist and be continuing under this Agreement or the other Loan Documents.

SECTION 6.6.3.  The representations and warranties of the Borrowers contained in Section 4 and Exhibit A-1 and in the other Loan Documents must be accurate and complete in all material respects as if made on and as of the date of each Advance.  Requesting an Advance shall be an affirmation of all of the representations, warranties and Schedules contained in or related to this Agreement, as true and correct unless the Requesting Borrower submits modified Schedules to this Agreement to the Lender with such Advance Request.

SECTION 6.6.4.  There shall not have been any material adverse change in the financial condition, business, affairs of the Borrowers, CCG or CHC since the date of this Agreement which in the Lender’s good faith judgment may jeopardize in a material manner the ability of the Borrowers to perform fully their obligations under each applicable Loan Document.

SECTION 6.6.5.  Notwithstanding anything contained in this Agreement to the contrary, (i) if Fannie Mae suffers a Rating Downgrade, during such time as Fannie Mae’s Standard & Poor’s or Moody’s senior unsecured rating is less than “A”, the Lender shall not be obligated to make Advances to the Borrowers the proceeds of which will be used by the Borrowers to fund DUS Program Loans; (ii) if the United States suffers a Rating Downgrade, during such time as the United States Standard & Poor’s or Moody’s Local Long Term rating is less than “A”, the Lender shall not be obligated to make Advances to the Borrowers the proceeds of which will be used by the Borrowers to fund FHA Construction Mortgage Loans or FHA Permanent Mortgage Loans; or (iii) if Freddie Mac suffers a Rating Downgrade, during such time as Freddie Mac’s Standard & Poor’s or Moody’s senior unsecured rating is less than “A”, the Lender shall not be obligated to make Advances to the Borrowers the proceeds of which will be used by the Borrowers to fund Freddie Mac Program Loans; provided, however, that during such time as a Rating Downgrade has occurred and is continuing, the Lender may make such Advances to the Borrowers in their sole and absolute discretion.  The making of one or more Advances by any Lender during the existence of a Rating Downgrade shall not obligate any other Lender to make Advances during the existence of a Rating Downgrade.

SECTION 6.6.6. The Lender shall not be required to make more than fifteen (15) Advances in any calendar month.

SECTION 6.6.7.The Lender shall have received and approved such other documents, and certificates as the Lender reasonably may request, in form and substance reasonably satisfactory to the Lender.

SECTION 6.7. Force Majeure.

Notwithstanding the Borrowers’ satisfaction of the conditions set forth in this Agreement, the Lender have no obligation to make an Advance if the Lender is prevented from obtaining the funds necessary to make an Advance, or is otherwise prevented from making an Advance as a result of any fire or other casualty, failure of power, strike, lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason beyond the control of Lender.  The Lender will make the requested Advance as soon as reasonably possible following the occurrence of such an event (provided that all applicable terms and conditions relating to such Advance continue to be satisfied).

SECTION 7.	AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees with the Lender that, so long as this Agreement shall remain in effect or any Obligations are outstanding under the Credit Note or this Agreement, each Borrower shall:

SECTION 7.1. Payment of Debts, Taxes, Etc.; Maintenance of Insurance.

SECTION 7.1.1.  Pay all debts and perform all obligations, promptly and in accordance with the terms thereof and pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a Lien or charge upon any properties of such Borrower (providedthat such Borrower shall have the right to contest in good faith any such obligation without paying the same provided further that such Borrower has established adequate reserves therefor), except in each case to the extent any such nonpayment would not constitute a Default hereunder.

SECTION 7.1.2.  Maintain insurance on its properties and other insurance in amounts and types and with provisions and insurers as shall be reasonably satisfactory to the Lender. Such Borrower will at all times furnish to the Lender copies of its current Mortgage Bankers Blanket Bond and of its insurance policies containing errors and omissions coverage or mortgage impairment coverage, and each such Mortgage Bankers Blanket Bonds and policies, shall, to the extent possible, provide that it is not cancelable without thirty (30) days prior written notice to the Lender and shall name the Lender as a named insured, loss payee or additional insured, as applicable.

SECTION 7.2. Preservation of Legal Existence.

Preserve and maintain, its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign corporation in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a material adverse effect on its business including its financial condition, properties and results of operations.

SECTION 7.3. Compliance with Laws, Etc.

Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, except for non-compliance with which would not, singly or in the aggregate, have a material adverse effect on its business or credit (including all licensing requirements or other legal requirements applicable to mortgage companies originating Mortgage Loans in every state in which such Borrower originates Mortgage Loans), unless the same shall be contested by such Borrower in good faith and by appropriate proceedings and such contest shall operate to stay the material adverse effect of any such non-compliance.

SECTION 7.4. Requested Information; Consult with Auditors.

SECTION 7.4.1.  Subject to the terms of Section 5.4.9, at any reasonable time and from time to time, on reasonable prior notice, furnished by the Lender or its agents or representatives during normal business hours thereof, permit such agents or representatives to examine and make copies of, the records and books of account of, and visit the properties of, such Borrower and to discuss the affairs, finances and accounts of such Borrower with any of its officers. During such period when an Event of Default has occurred and is continuing, the Lender’s costs in connection with such review and inspection shall be borne by such Borrower (at all other times, such costs shall be borne by the Lender). The Lender agrees not to disclose any information so obtained except to the Lender and the employees, agents, successors, assigns, attorneys, directors, professional advisors of the Lender, and except as may be required by applicable law, regulation or court order and except in connection with the exercise of the Lender’s rights and remedies hereunder.

SECTION 7.4.2.  Subject to the terms of Section 5.4.9, each Borrower authorizes the Lender, (i) upon reasonable request at any time, during normal business hours for any reason prior to a Default, and (ii) at any time after a Default and during the continuation of any such Default to discuss such Borrower’s financial statements referred to in Section 7.7 with the auditors who prepared such statements or other independent auditors employed by such Borrower and authorize and request any representative of such auditor to participate in such discussions, an officer or representative of such Borrower to be present on such occasions if such Borrower so desires.

SECTION 7.5. Keeping of Records and Books of Account.

Keep or cause to be kept adequate records and books of account in which complete entries will be made in accordance with GAAP (except for changes concurred with by such Borrower’s independent auditors and the Lender) reflecting all financial transactions of such Borrower and any Subsidiary.

SECTION 7.6. Maintenance of Approvals, Filings and Registrations.

At all times maintain in effect, renew and comply with all the terms and conditions of all contracts, licenses (including all licensing requirements or other legal requirements applicable to mortgage companies originating Mortgage Loans in every state in which the Borrowers originate Mortgage Loans), approvals and authorizations as may be necessary under any applicable law or regulation for the execution, delivery and performance of this Agreement and the Credit Note and to make this Agreement and such other documents legal, valid, binding and enforceable.

SECTION 7.7. Reporting Requirements.  Furnish to the Lender:

SECTION 7.7.1.  As soon as possible after a Borrower has actual knowledge (i) of the occurrence of any Default, or (ii) that any of the representations and warranties contained in Section 4 or Exhibit A-1 hereof have ceased to be true and correct in any material respect at any time since the last Advance hereunder (or, if no Advance has taken place, the execution and delivery of this Agreement), telephone advice confirmed in writing within three (3) Business Days by a statement of a Senior Officer of such Borrower setting forth the details thereof and the action which such Borrower proposes to take with respect thereto.

SECTION 7.7.2. As soon as available and in any event within forty-five (45) days after the close of each fiscal quarter, (i) management prepared consolidated and consolidating statements of income and statements of cash flow of the Borrowers and their respective consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal quarter and (ii) the related management prepared consolidated and consolidating balance sheet of the Borrowers and their respective consolidated Subsidiaries as at the end of such fiscal quarter, each in reasonable detail, and certified by the chief financial officers of the Borrowers, respectively, that, to the best of his or her knowledge, such financial statements were prepared in accordance with GAAP and present fairly the financial condition and the results of operations for the period covered, subject, however, to year-end audit adjustments (none of which, to the best of such officers’ knowledge, will be material individually or in the aggregate) and the omission of footnotes.

SECTION 7.7.3. As soon as available and in any event within one hundred twenty (120) days after the close of each of its fiscal years, (i) consolidated and consolidating statements of income and changes in its stockholders’ equity and cash flows of the Borrowers and their respective consolidated Subsidiaries for such year and (ii) the related consolidated and consolidating balance sheet of the Borrowers and their respective Subsidiaries as at the end of such year setting forth in each in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:

(i)           a report and opinion of a firm of independent certified public accountants of recognized standing selected by the Borrowers and reasonably acceptable to the Lender, stating that such accountants have conducted audits of such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Borrowers and their respective consolidated Subsidiaries as of the date thereof and the results of its operations and cash flows for the periods covered thereby in conformity with GAAP;

(ii)           a certificate signed by the chief financial officers of the Borrowers stating that said financial statements fairly present its financial condition and results of operations (and, if applicable, those of their respective Subsidiaries) as at the end of, and for, such year; and

(iii)           such other information related to such annual reports as the Lender may from time to time reasonably request.

SECTION 7.7.4.  Simultaneously with the delivery of each set of financial statements referred to in Sections 7.7.2 and 7.7.3, a certificate of a Senior Officer of the Borrowers substantially in the form of Exhibit G hereto (the “Borrower Compliance Certificate”) (a) setting forth in reasonable detail the calculations required to establish whether the Borrowers were in compliance with the requirements of Sections 8.2, 8.3, 8.4, 8.5, 8.13 and 8.14.2, inclusive on the date of such financial statements, and (b) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto.

SECTION 7.7.5.  Promptly after the commencement thereof, notice of (i) any proceeding instituted by or against any Borrower in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), or any such action or proceeding threatened against such Borrower in writing, which, if adversely determined, would have a material adverse effect upon the business, assets or conditions, financial or otherwise, of such Borrower, and (ii) any other action, event or condition of any nature which is reasonably likely to lead to or result in a material adverse effect upon the business, assets or condition, financial or otherwise, of such Borrower or which, with or without notice or lapse of time or both, would constitute a default by such Borrower under any other material contract, instrument or agreement to which such Borrower is a party or by which such Borrower, its properties or assets may be bound or subject.

SECTION 7.7.6.   Promptly after the filing thereof, copies of all regular periodic, financial and other reports, if any, which the Borrowers shall file with the Securities and Exchange Commission or any governmental agency successor thereto, all federal  income tax returns and state income tax returns (if requested by the Lender).

SECTION 7.7.7.  Any renewals, refinancings, replacements, and/or extensions of any Debt described on Schedule 3 annexed hereto, and the establishment of any Warehousing Debt facilities, after the date hereof, such notices to include, as applicable, the principal amount thereof and a general description of the collateral therefor.

SECTION 7.7.8.  Such other information, financial or otherwise, respecting the Collateral as the Lender may from time to time reasonably request.

SECTION 7.7.9.  As soon as possible, and in any event within thirty (30) days after any Borrower knows or has reason to know that any of the events or conditions enumerated below with respect to any Plan have occurred or exist, statements signed by a Senior Officer of such Borrower setting forth details respecting such event or condition and the action, if any, which such Borrower or, to the best knowledge of such Borrower, any ERISA Affiliate proposes to take with respect thereto; provided, however, that if such event or condition is required to be reported or notice thereof given to PBGC, such statement, together with a copy of the relevant report or notice to PBGC, shall be furnished to the Lender within ten (10) days after it is reported or notice thereof given to PBGC:

(i)           any Reportable Event, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code);

(ii)           the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

(iii)           the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or

(iv)           the complete or partial withdrawal (as such terms are defined under Sections 4203 and 4205, respectively, of ERISA) by such Borrower, any Subsidiary or any ERISA Affiliate from a Plan, or the receipt by such Borrower, any Subsidiary or any ERISA Affiliate of notice from a Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, if such withdrawal, reorganization, insolvency or termination has resulted or may reasonably be expected to result in any liability of such Borrower, any Subsidiary or any ERISA Affiliate to the PBGC in connection with such Plan or to such Plan.

SECTION 7.7.10.  Promptly after the request of the Lender, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103 of ERISA) and each annual report filed with respect to each Plan under Section 4065 of ERISA.

SECTION 7.7.11. As soon as available and in any event within sixty (60) days after the end of each calendar quarter, a consolidated report (a “Servicing Portfolio Report”) as of the end of the calendar quarter, as to all Mortgage Loans the servicing rights to which are owned by the Borrowers (specified by investor type, recourse and non-recourse) regardless of whether the Mortgage Loans are Collateral.  The Servicing Portfolio Report must indicate which Mortgage Loans (i) are current and in good standing, (ii) are more than thirty (30), sixty (60) or ninety (90) days past due, (iii) are the subject of pending bankruptcy or foreclosure proceedings, or (iv) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by the Borrowers.

SECTION 7.7.12.    As soon as available and in any event within forty-five (45) days after the end of each calendar quarter, a consolidated loan production report as of the end of that calendar quarter, presenting the total dollar volume and the number of loans (including, without limitation, Mortgage Loans) originated and closed or purchased during that calendar quarter by the Borrowers and for the calendar year-to-date, specified by property type and loan type.

SECTION 7.7.13. As soon as available but in any event within thirty (30) days after request by the Lender, a projected income statement of the Borrowers for the then and next fiscal years, which shall be in such form and detail, and including such additional information, as the Lender may reasonably request.

SECTION 7.7.14.  Promptly upon receipt, a copy of any notice from any Federal Agency or any private mortgage insurer to the effect that it has withdrawn, or is contemplating withdrawing, its approval of the Borrowers, as applicable, as a HUD-MAP-Approved Lender, Ginnie Mae-Approved Lender, Fannie Mae-Approved Lender, Freddie Mac-Approved Lender or any Purchase Commitment.

SECTION 7.7.15. By no later than the 15th day following the end of each calendar quarter (or, if produced more frequently, within fifteen (15) days after such production), a copy of Fannie Mae’s DUS watch list for mortgage loans serviced by CMC, including, without limitation, information on loans that have matured or are in default, and special servicing action plans related to the same.

SECTION 7.7.16. By no later than the 15th day following the end of each calendar quarter (or, if produced more frequently, within fifteen (15) days after such production), a copy of Freddie Mac’s Risk Share watch list for mortgage loans serviced by CMP, including, without limitation, information on loans that have matured or are in default.

SECTION 7.7.17. By no later than the 15th day following the end of each calendar quarter, a listing of all loss payments made by either of the Borrowers with respect to a Mortgage Loan made under the Fannie Mae DUS Program or with respect to a Freddie Mac Program Loan.

SECTION 7.7.18.  By no later than thirty (30) days after the occurrence of any of the following, written notice to Lender of each of the following:

(i)           any amendment to any Borrower’s contract with Fannie Mae or Freddie Mac, the reserve agreement, loss sharing agreements relating to DUS Program Loans, Freddie Mac Program Loans or Purchase Commitments under DUS Program Loans or Freddie Mac Program Loans, setting forth the substance of any such amendment and attaching a copy thereof;

(ii)           any change in a letter of credit, or issuance of an additional letter of credit, in favor of Fannie Mae or Freddie Mac such that Schedule 6 is no longer a true and complete list of all letters of credit issued in favor of Fannie Mae or Freddie Mac (and the principal amounts thereof).

SECTION 7.7.19.  If requested by the Lender, and if completed by Fannie Mae, Freddie Mac, Ginnie Mae or FHA, a written statement of the results of Fannie Mae’s, Freddie Mac’s Ginnie Mae’s or FHA’s initial review of each DUS Program Loan, Freddie Mac Program Loan, FHA Mortgage Loan or Ginnie Mae Security and the loss sharing level assigned to such DUS Program Loan, Freddie Mac Program Loan, FHA Mortgage Loan or Ginnie Mae Security including copies of relevant Fannie Mae, Freddie Mac, Ginnie Mae or FHA documents giving the results of the initial review and loss sharing level.

SECTION 7.7.20.  Such other information respecting the business, properties or the condition or operation of such Borrower, financial or otherwise, as the Lender may from time to time reasonably request.

SECTION 7.7.21.  Promptly after receipt, copies of any default or acceleration notices with respect to any Debt of such Borrower to any Person other than the Lender in excess of $100,000.

SECTION 7.8. Indemnification.

SECTION 7.8.1.  Pay, and protect, indemnify and save harmless the Lender and, in their capacity as such, their officers, directors, shareholders, controlling persons, employees, agents, representatives and servants from and against all liabilities, losses, claims, damages, penalties, causes of action, suits, costs and expenses (including reasonable attorneys’ fees and expenses for which the Lender shall provide an accounting) or judgments of any nature arising from the default of the Borrowers in the performance of its respective agreements, rights or obligations contained in this Agreement, the Credit Note or other Loan Documents.

SECTION 7.8.2.  Indemnify and hold the Lender harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of the title insurance company, agent or approved attorney to comply with the disbursement or instruction letter or letters of the Borrowers or of the Lender relating to any Mortgage Loan. The Lender shall have the right to pre-approve the closing instructions of the Borrowers to the title insurance company, agent or attorney with respect to the transmittal of Collateral in any case where the Mortgage Loan to be created at settlement is intended to be Eligible Collateral pursuant hereto.

SECTION 7.8.3.  If any action, suit or proceeding arising from the foregoing provisions is brought against the Lender or any other person indemnified pursuant to this Section 7.8, the Borrowers will, if within a reasonable time requested in writing to do so, and, at its expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated by the Borrowers (which counsel shall be reasonably satisfactory to the party being indemnified). The obligations of the Borrowers under this Section 7.8 shall survive any termination of this Agreement.

Notwithstanding the foregoing to the contrary, the foregoing indemnification shall not, as to any person seeking indemnification (as “Indemnitee”), be available to the extent that such losses, claims, damages, liabilities or related expenses (x) resulted from gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrowers against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document.

SECTION 7.9. Pledged Mortgages.

Perform all of its obligations in connection with each Purchase Commitment related to any Pledged Mortgages.

SECTION 7.10. Further Assurance.

As from time to time specified by counsel for the Lender, at the cost and expense of the Borrowers, execute and deliver to the Lender all such documents and instruments and do all such other acts and things as may be reasonably required to enable the Lender to exercise and enforce their rights under this Agreement and to realize thereon, and as may be reasonably necessary to validate, preserve and protect the position of the Lender under this Agreement.

SECTION 7.11. Appraisal of Servicing Agreements.

Provide to the Lender appraisals of the Servicing Agreements prepared by The Prestwick Mortgage Group or any other appraiser which the Lender has approved, in writing (which approval shall not be unreasonably withheld or delayed), at least annually, no later than forty-five (45) days after the end of each calendar year as of the calendar year most recently ended, or more frequently to the extent obtained by such Borrower, all at such Borrower’s sole cost and expense.

SECTION 7.12. Bank Accounts.

To permit the Lender to monitor the financial performance of the Borrowers, each of the Borrowers shall maintain and fund the Operating Account and escrow depository accounts with the Lender.

SECTION 7.13. Minimum Deposits.

To maintain average deposit balances of the Borrowers and their Affiliates held at the Lender of not less than Thirty Million Dollars ($30,000,000) in the aggregate (the “Deposit Level Target”), provided that the sole remedy of the Lender for the Borrowers’ failure to satisfy the Minimum Deposit Target shall be an increase in the Applicable Interest Rate Spread (as defined in the Credit Note) and the Applicable Nonusage Rate as provided herein.

SECTION 8.	NEGATIVE COVENANTS

Each Borrower covenants and agrees with the Lender that so long as this Agreement shall remain in effect or any amounts are outstanding under the Credit Note or this Agreement, such Borrower will not, directly or indirectly:

SECTION 8.1. Restrictions on Fundamental Changes.

(i)           Consolidate with, merge with or into, or enter into any analogous reorganization or transaction with any Person.

(ii)           Amend or otherwise modify such Borrower’s certificate of incorporation, by-laws or other organizational documents that would result in (a) a material modification of, or fundamental change in, the corporate structure, ownership, management and/or business operations of such Borrower or (b) a violation of any other provision of this Agreement.

(iii)           Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

(iv)           Cease actively to engage in the business of originating, and servicing Mortgage Loans or make any other material change in the nature or scope of the business in which such Borrower engages as of the date of this Agreement.

(v)           Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any material part of such Borrower’s business or assets, whether now owned or acquired after the Effective Date, other than, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement, sales of (a) Mortgage Loans, and (b) Securities and Servicing Agreements solely pursuant to Freddie Mac requirements.

(vi)           Acquire by purchase or in any other transaction all or substantially all of the business or property of, or all or substantially all of the stock or other ownership interests of, any Person, except in connection with the collection or restructuring of any loan made by such Borrower in the ordinary course of its business.

SECTION 8.2.  Minimum Adjusted Net Worth.

The Borrowers shall not permit the Adjusted Net Worth of CMC (and its Subsidiaries, on a consolidated basis) to be less than the greater of (x) $50,000,000.00 or (y) an amount sufficient to satisfy the requirements from time to time of both Fannie Mae and Freddie Mac, to be tested as of the date of this Agreement and on the last day of each calendar quarter thereafter.

The Borrowers shall not permit the Adjusted Net Worth of CMP (and its Subsidiaries, on a consolidated basis) to be less than the greater of (x) $7,000,000.00 or (y) an amount sufficient to satisfy the requirements from time to time to participate in any applicable Multi-Family Property program, to be tested as of the date of this Agreement and on the last day of each calendar quarter thereafter.

SECTION 8.3. Servicing Contracts.

The Borrowers shall not at any time permit the Eligible Servicing Portfolio to have an outstanding principal balance of less than Seven Billion Dollars ($7,000,000,000).

SECTION 8.4. Debt Service Coverage Ratio.

The Borrowers (on a consolidated basis, with their respective Subsidiaries) shall not permit the Debt Service Coverage Ratio to be less than 2.00 to 1.00, tested as of the last day of each of the Borrowers’ fiscal quarters for the period of four consecutive fiscal quarters then ending.

SECTION 8.5. Minimum Liquidity.

Permit the aggregate Available Cash of the Borrowers, at any time, to be less than the greater of (i) $3,000,000 in the aggregate or (ii) the minimum liquidity required of the Borrowers under their agreements with and in accordance with a program requirement of Fannie Mae, Freddie Mac, FHA, Ginnie Mae and HUD, as applicable (such greater amount the “Borrower Liquidity Requirement”). The Borrowers’ calculation of Available Cash shall include a statement of the minimum liquidity required of the Borrowers under their agreements and in accordance with a program requirement of Fannie Mae, Freddie Mac, FHA, Ginnie Mae and HUD, as applicable, and the calculation of compliance with this Section 8.5 shall be based on such requirement if it exceeds $3,000,000 in the aggregate.

SECTION 8.6. Debt.

Incur or suffer to exist, any Debt, without the prior consent of the Lender, other than: (a) the Debt created under this Agreement and the other Loan Documents; (b) trade indebtedness incurred in the ordinary course of business and in accordance with usual credit terms; (c) Debt described on Schedule 3 (excluding other Debt described in clause (a), (b), (c), (d), (e) and (f) of this paragraph) hereto; (d) contingent Debt for Guaranties permitted under Section 8.7; (e) Warehousing Debt; and (f) Debt due to any Affiliate of the Borrowers and subordinated to the Obligations under this Agreement, which subordination shall be pursuant to a subordination agreement approved by Lender.

SECTION 8.7. Guaranties.

Enter into, directly or indirectly, any Guaranties, including incurring any additional liability to any Eligible Investor or other party under a Servicing Agreement or Subservicing Agreement on account of any recourse or co-insurance servicing obligations, except (i) such Borrower’s responsibility for certain credit losses with respect to DUS Program Loans originated or sold by such Borrower, (ii) such Borrower’s responsibility for certain credit losses with respect to Freddie Mac’s Targeted Affordable Housing Program and (iii) such Borrower’s responsibility for certain credit losses and/or to repurchase a Mortgage Loan on account of a breach of such Borrower’s representations and warranties made in connection with origination of such Mortgage Loan.

SECTION 8.8. Liens.

Permit any Lien to exist on any of its property or assets (including such Borrower’s rights under any contracts relating to mortgage sales and under any Servicing Agreements) other than:

(i)           Liens incurred or deposits made in the ordinary course of such Borrower’s business to secure the performance of bids, sales, leases, statutory obligations, surety, appeal and performance bonds, and other similar obligations incurred in the ordinary course of such Borrower’s business and not incurred in connection with borrowing money or obtaining credit and which, in the opinion of the Lender, does not in the aggregate materially detract from the value of such Borrower’s property or impair the use thereof;

(ii)           Liens for property taxes not delinquent;

(iii)           Liens arising under this Agreement, under any other Loan Documents, or under Warehousing Debt;

(iv)           Liens on assets not constituting Collateral hereunder securing Debt permitted under Section 8.6; and

(v)           Liens described on Schedule 4.

SECTION 8.9. Borrowing Base.

Fail to cure any Collateral Shortfall beyond the time for remedying such Collateral Shortfall as expressly provided in Section 2.1.2.

SECTION 8.10. Conduct of Business.

Fail to maintain its legal existence, licenses (including all licensing requirements or other legal requirements applicable to mortgage companies originating Mortgage Loans in every state in which the Borrowers originate Mortgage Loans), franchises and privileges or cease to carry on its business as now conducted, or, without the approval of the Lender, significantly change the scope or nature of its business.

SECTION 8.11. Federal Agency Approvals.

Cause, permit or suffer the withdrawal of any approval to sell or service Mortgage Loans by any Federal Agency.

SECTION 8.12. Pledged Mortgages.

Waive or otherwise modify any material term of any Pledged Mortgage or release any security or obligor, or, through any activity or inactivity, cause any Pledged Mortgage to become ineligible for FHA insurance, or private mortgage insurance, as the case may be, or for purchase in accordance with the Purchase Commitment related to such Pledged Mortgage or the issuance of Securities in respect of such Pledged Mortgage, which Securities are the subject of the Investor Security Commitment related to such Mortgage.

SECTION 8.13. Distributions.

Make any Distributions at any time (a) that would cause a Default to occur; or (b) following a Default hereunder; or (c) when such Borrower does not maintain the minimum Borrower Liquidity Requirement or satisfy the other requirements of this Section 8.

SECTION 8.14. Servicing.

SECTION 8.14.1.  Except for such Borrower’s responsibility for certain credit losses and/or to repurchase a Mortgage Loan on account of a breach of such Borrower’s representations and warranties made in connection with the origination or sale of such Mortgage Loan, sell Mortgage Loans to any person with recourse, co-insurance or any other contingent liability to such Borrower, without the Lender’s prior written consent, which may be withheld or granted in the Lender’s sole discretion exercised in good faith.

SECTION 8.14.2.  At any time permit the aggregate principal balance of all Recourse Delinquent Mortgage Loans to exceed two percent (2%) of the aggregate principal balance of all Recourse Mortgage Loans.

SECTION 8.14.3.  At any time, acquire Servicing Agreements or Subservicing Agreements that would cause such Borrower to incur Debt not permitted hereunder or use its Available Cash that would on a pro forma basis cause such Borrower to violate the Borrower Liquidity Requirement, unless such Borrower shall have obtained the prior written consent of the Lender.

SECTION 8.15. No Margin Loans.

Cause, permit or suffer any portion of the proceeds of the Advances to be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U.

SECTION 8.16. Change of Control.

Without the prior written consent of the Lender, permit or suffer to occur a Change of Control.  For purposes hereof, “Change of Control” means the occurrence of any of the following events:

(i)           the occurrence of any events or circumstances such that any of CMC, CMP or CCG, either directly or indirectly, shall no longer be controlled by CHC;

(ii)           as to CHC: (a) any merger or consolidation of CHC with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CHC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (b) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of total voting power of the aggregate outstanding common shares of CHC normally entitled to vote in the election of directors of CHC; (c) during any period of twelve (12) consecutive calendar months, individuals who were directors or trustees of CHC on the first day of such period (together with any new directors or trustees whose election by the board of directors or board of trustees of CHC or whose nomination for election by the stockholders of CHC was approved by a vote of a majority of the directors  or trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CHC; or (d) any Person becomes entitled to either force a change in the individuals serving on CHC’s board of directors, or name one or more individuals to serve on CHC’s board of directors, as a result of such Person’s rights as a holder of any preferred capital stock of CHC; or

(iii)           in the event that CCG issues preferred capital stock creating rights to force any change in CCG’s board of directors, if any, or management, the exercise of any such rights resulting in any such forced changes.

SECTION 8.17. Subsidiaries.

Acquire or hold any equity interests in any other Person without the prior written consent of the Lender.  Should Lender approve of a subsidiary, then such subsidiary shall provide an unlimited guaranty of such Borrower’s Obligations.

SECTION 8.18. Accounting Changes.

Make, or permit any Subsidiary of such Borrower to make, any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary of such Borrower.

SECTION 9.	DEFAULTS

SECTION 9.1. Defaults.

In case of the happening of any of the following events (herein called “Events of Default”):

SECTION 9.1.1.  Any payment, whether for principal, interest, fees, charges, or otherwise, due with respect to any Advance shall not be paid (i) (other than pursuant to Section 2.1.2) on the date when due and payable (including the payment of the full principal balance of all Advances on the Facility Termination Date); or (ii) with respect to any payments required under Section 2.1.2 within the two (2) Business Day period referenced in Section 2.1.2; or

SECTION 9.1.2.  Any representation or warranty made by the Borrowers (or any of its officers) herein, or in any certificate, agreement, instrument or statement contemplated by or made or delivered pursuant to or in connection herewith or therewith shall prove to have been incorrect when made in any material respect; or

SECTION 9.1.3.  The Borrowers shall fail to perform or observe any other term, covenant or agreement contained herein or in any agreement or document executed or delivered in conjunction herewith or with the Advances, or any other Loan Document, on its part to be performed or observed and any such failure remains unremedied for thirty (30) days after written notice thereof shall have been given to the Borrowers specifying such failure by the Lender, except with respect to Sections 5.4, 7.6, 7.12 and all subsections of Section 8 (except with respect to Section 8.7 as to involuntary Liens) with respect to which no notice and cure period shall be required; or

SECTION 9.1.4.  This Agreement shall, at any time after its execution and delivery, for any reason cease to be in full force and effect (unless such occurrence is in accordance with its terms or after payment thereof or except as a result of the Lender’s default hereunder) or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrowers or the Borrowers shall deny that it has any further liability or obligation hereunder; or

SECTION 9.1.5.  Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied in respect of the Operating Account or any other account maintained by the Borrowers at the Lender, other than an Excepted Accounts, and shall not be discharged or released within thirty (30) days; or

SECTION 9.1.6.  Any of the Borrowers, CCG or CHC shall be adjudicated bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any such Person shall fail generally to pay its debts as such debts become due and payable; or any such Person shall apply for or consent to the appointment of any receiver, trustee, custodian or similar officer for it or for all or any substantial part of its property; or such receiver, trustee, custodian or similar officer shall be appointed without the application or consent of such Person, as the case may be, and such appointment shall continue undischarged for a period of sixty (60) days; or any such Person shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any such Person and shall remain undismissed for a period of sixty (60) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied in respect of an obligation (alleged or otherwise) of any such Person against any property or asset of such Person with a value in excess of $1,000,000 and such judgment, writ or similar process shall not be released, vacated, stayed or fully bonded within sixty (60) days after its issue or levy; or

SECTION 9.1.7.  The Borrowers shall receive a notice or declaration of default with respect to the payment when due of any principal of or interest on any of their other Debts in an amount in excess of $1,000,000 (except for Debts being contested in good faith for which adequate reserves have been established) or the Borrowers shall receive a notice or declaration of default with respect to any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt, if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due, or to be prepaid in full, prior to its stated maturity; or

SECTION 9.1.8.  An event or condition occurs or exists with respect to any Plan concerning which the Borrowers are under an obligation to furnish a report to the Lender in accordance with Section 7.7.9 and as a result of such event or condition, together with all other such events or conditions, the Borrowers, or any ERISA Affiliate has incurred or in the opinion of the Lender is reasonably likely to incur a liability to a Plan or the PBGC (or any combination of the foregoing) which is material in relation to the financial position of the Borrowers; or

SECTION 9.1.9.  Any of the Borrowers shall terminate its existence or suspend or discontinue its business; or

SECTION 9.1.10. There shall occur a default beyond applicable notice and cure periods under the BofA Warehouse Facility (or replacement warehouse lines of credit that constitute Warehousing Debt under this Agreement); or

SECTION 9.1.11.  There shall occur an event of default under any other agreement, understanding or credit accommodation between or among the Lender, on one hand, and one or more of a Borrower, or any Subsidiary of such Borrower, on the other hand.

then, and in every such event and at any time thereafter during the continuance of such event, the Lender shall have the rights described in the following subsections of this Section 9.

SECTION 9.2. Remedies.

SECTION 9.2.1.  Upon the occurrence of any Event of Default, the Lender shall have the right to take one or more of the following actions: (i) by notice to the Borrowers terminate the Commitment and it shall thereupon terminate, (ii) declare the Advances (together with accrued interest and all other Obligations including any other charges thereon) to be, and the Advances and such other Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that in the case of any of the Events of Default specified in Section 9.1.6, without any notice to the Borrowers or any other act by the Lender, the Commitment shall thereupon terminate and the Advances (together with accrued interest thereon and all other Obligations) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 9.2.2.  Upon the occurrence of any Event of Default, the Lender shall have as to any Collateral all other rights and remedies provided for herein and all rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of New York and, in addition thereto and not in lieu thereof, all other rights or remedies at law or in equity existing or conferred upon the Lender by other jurisdictions or other applicable law or given to the Lender pursuant to any security agreement, other instrument or agreement heretofore, now, or hereafter given as security for the Borrowers’ obligations hereunder.

SECTION 9.2.3.  Without limiting the generality of the foregoing, upon the occurrence of any Event of Default,

(i)           The Lender may apply the cash, if any, then held by it in the, Operating Account or as otherwise held by the Lender as Collateral to the payment of all outstanding Obligations.

(ii)           The Lender shall have the right, without any further action or consent of the Borrowers to immediately direct the issuer of any Security to identify the Lender or its designee on its books and records as the record, legal and beneficial owner of the Collateral in full substitution of the Borrowers. The Lender or its designee shall thereafter have the sole right to exercise all rights, privileges, options and powers relating to the Collateral, including the right to receive any and all distributions and cash distributions as to any Collateral.

(iii)           In the exercise of such rights and remedies, the Lender may, without notice except as specified below, sell the Collateral or any part thereof at one or more public or private sales held at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem reasonable. The Borrowers agree that any private sale may result in prices and other terms less favorable then if such sale were a public sale. The Borrowers agree that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the Borrowers of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(iv)           To the extent any Collateral is so saleable, the Lender may sell the Collateral at any broker’s board or on any securities exchange.

(v)           The Lender agrees not to seize or sell the Data Files separate and apart from the remainder of the Collateral. If the Lender is selling the Data Files it will give the Borrowers a reasonable opportunity at the Borrowers’ expense to make a copy of any data contained on such Data Files (provided that the Borrowers may not alter, delete, corrupt or destroy any data remaining on such Data Files and that such copying must be completed prior to the date set by the Lender for the sale of the Data Files in its notice of sale under the UCC). The Borrowers hereby agree to give the Lender or its agents or designees unrestricted access to the Data Files such that the Lender is able to assess the value of the Collateral and to enforce its remedies pursuant to Section 9.

(vi)           In any public or private sale of any of the Collateral, the Lender is authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to comply with, or otherwise avoid any violation of applicable law regarding any public or private sale, including any required approval of the sale or of the purchaser by any governmental regulatory authority or official. Such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner. The Lender shall not be liable or accountable to the Borrowers for any price reduction resulting from, or expense incurred as a result of, the Lender’s compliance with any such limitation or restriction. The Lender shall be under no obligation to delay any sale of any of the Collateral for the period of time necessary to permit the Borrowers to register such Collateral for public sale under the Securities Act of 1933, as amended from time to time, or under applicable state securities laws.

(vii)           Upon any such sale, the Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold, absolutely free from any claim or right of the Borrowers of any kind, including any equity or right of redemption of the Borrowers, and the Borrowers hereby specifically waive all rights of redemption, stay or appraisal which they have or may have under any rule of law or statute now existing or hereafter adopted.

(viii)           At any public or private sale the Collateral may be sold in one lot as an entirety or in separate portions, as the Lender may determine.

(ix)           In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser thereof, but the Lender shall not incur any liability in case of the failure of such purchaser to take delivery of and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold as provided herein.

(x)           Nothing contained in this Agreement shall prohibit the Lender from purchasing the Collateral at such sale.

(xi)           No remedy or right of the Lender hereunder or otherwise available under applicable law or in equity, shall be exclusive of any other right or remedy. Each such remedy or right shall be in addition to every other remedy or right now or hereafter existing under applicable law or in equity. No delay in the exercise of, or omission to exercise, any remedy or right after any Event of Default shall impair any such remedy or right or be construed as a waiver of any such Event of Default or an acquiescence thereto, nor shall it affect any subsequent Event of Default of the same or different nature. Every remedy or right may be exercised concurrently or independently and when and as often as may be deemed necessary by the Lender.

SECTION 9.2.4.  The Lender shall not incur any liability as a result of the sale of the Collateral, or any part thereof, at any public or private sale. The Borrowers hereby waive any claims it may have against the Lender arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations then outstanding.

SECTION 9.2.5.  The Borrowers waive any right to require the Lender to (i) proceed against any Person, (ii) proceed against or exhaust any of the Collateral, marshal assets or otherwise pursue its rights and remedies as against the Collateral in any particular order or (iii) pursue any other remedy in its power. The Lender shall not be required to take any steps necessary to preserve any rights of the Borrowers against holders of mortgages prior in lien to the lien of any Mortgage included in the Pledged Mortgages.

SECTION 9.2.6.  The Lender may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Pledged Mortgage, including payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys fees (for which the Lender shall provide an accounting), incurred or paid by the Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof together with interest thereon at the Default Rate from the time of payment until repaid, shall become a part of the Obligations.

SECTION 9.2.7.  No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

SECTION 10.	LENDER APPOINTED ATTORNEY-IN-FACT

The Lender is hereby appointed the attorney-in-fact of each Borrower for the purpose of carrying out the provisions hereof and taking any action and executing any instruments which the Lender may deem reasonably necessary to accomplish the purposes hereof with respect to the Collateral after the occurrence of an Event of Default, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing after the occurrence of an Event of Default, the Lender shall have the right and power to receive, endorse and collect all checks made payable to the order of the Borrowers representing any payment on account of the principal of or interest on any of the Pledged Mortgages or Securities and to give full discharge for the same.

SECTION 11.	BENEFIT OF AGREEMENT; ASSIGNMENT; PARTICIPATIONS

SECTION 11.1. Successors and Assigns.

The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights or obligations under this Agreement or the other Loan Documents.

SECTION 11.2. Right to Assign.

Lender shall have the unrestricted right at any time or from time to time, to assign all or any portion of its rights and obligations hereunder to one or more lenders or other financial institutions (each, an “Assignee”), and the Borrowers agree that they shall execute, or cause to be executed, such documents, including amendments to this Agreement, any other Loan Document, and to any other documents, instruments and agreements executed in connection herewith or therewith as the assigning Lender shall deem necessary to effect the foregoing (collectively, the “Assignment Documents”), provided that the Borrowers shall have the right to consent to such assignment if no Default or Event of Default exists and the proposed Assignee is not an Affiliate of the Lender.  In addition, at the request of the assigning Lender and any such Assignee, the Borrowers shall issue one or more new promissory notes, as applicable, to any such Assignee and, if such assigning Lender has retained any of its rights and obligations hereunder following such assignment, to such assigning Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by such assigning Lender prior to such assignment and shall reflect the amount of the respective Commitments and Advances held by such Assignee and assigning Lender after giving effect to such assignment. Upon the execution and delivery of the Assignment Documents in connection with an assignment, and the payment by Assignee of the purchase price agreed to by such assigning Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Lender hereunder (and under any and all other Guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by such assigning Lender pursuant to the assignment documentation between such assigning Lender and such Assignee, and such assigning Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. Lender may furnish any information concerning the Borrowers in their possession from time to time to prospective Assignees, provided that Lender shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

SECTION 11.3. Pledge to Federal Reserve.

Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or assignment or enforcement thereof shall relieve the Lender of its obligation under any of the Loan Documents.

SECTION 11.4. Participants.

Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrowers, to grant to one or more banks or other financial institutions (each, a “Participant”) participation interests in the Loan Documents and/or any or all of the Advances held by the Lender hereunder. In the event of any such grant by the Lender of a participation interest to a Participant, whether or not upon notice to the Borrowers, the Lender shall remain responsible for the performance of its obligations hereunder and the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder. Lender may furnish any information concerning the Borrowers in its possession from time to time to prospective Participants, provided that the Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

SECTION 12.	MISCELLANEOUS SECTION

SECTION 12.1. Notices.

(a)                Except where instructions or notices are authorized herein to be given by telephone (and except as provided in paragraph (b) below), all instructions, notices and other communications to be given to any party hereto shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, private delivery service (including recognized overnight courier) or by telecopy, and shall be deemed to be given for purposes of this Agreement on the day (or at the time of day, if applicable) when actually received by the intended party at its address or telecopy or telephone number as set forth below (or as such party may specify to the other parties in writing).

If to CMC and/or CMP:

Prior to February 1, 2012:

Centerline Mortgage Capital Inc.
Centerline Mortgage Partners Inc.
625 Madison Avenue, 5th Floor
New York, NY 10022
Attn: Michael Larsen
Tel: (212) 317-5727
Fax: (212) 593-5769
E-mail: mlarsen@centerline.com

On and after February 1, 2012:

Centerline Mortgage Capital Inc.
Centerline Mortgage Partners Inc.
100 Church Street, 15th Floor
New York, NY 10007
Attn: Michael Larsen
Tel: (212) 317-5727
Fax: (212) 593-5769
E-mail: mlarsen@centerline.com

With a copy to:

Alan S. Cohen, Esq.
Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Tel: (212) 940-3093
Fax: (866) 201-5962
E-mail: ascohen@nixonpeabody.com

If to the Lender:

Manufacturers and Traders Trust Company
25 South Charles Street, 17th Floor
Baltimore, MD  21201
Attn: John G. Mangan, Vice President
Tel: (410) 545-2373
Fax: (410) 545-2385
E-mail: jmangan@mtb.com

With a copy to:

Francesco A. De Vito, Esq.
Rackemann, Sawyer & Brewster
160 Federal Street
Boston, MA  02110
Tel: (617) 951-1112
Fax: (617) 542-7437
E-mail: fdevito@rackemann.com

(b)                Notices and other communications to the Lender may be delivered or furnished by electronic mail pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if the Lender has notified the Lender and the Borrowers that it cannot or does not want to receive notices under such Section by electronic mail.  The Lender or the Borrowers may, in its discretion, agree to accept notices and other communications to it by electronic mail pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Lender otherwise prescribes, notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.  Notwithstanding anything contained herein, the Borrowers shall be required to provide paper copies of the certificates required under Section 7.7.4 and paper copies of such other notices or communications specified by the Lender.

SECTION 12.2. Fees and Expenses of the Lender.

The Borrowers will pay all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the initial preparation, execution and delivery of this Agreement and the Credit Note, and any other agreements or documents referred to herein or therein, and the Borrowers shall pay on demand all expenses of the Lender in connection with the preparation, administration, default, collection, waiver or amendment of loan terms or in connection with the Lender’s exercise, preservation, or enforcement of any of its rights, remedies or options hereunder, including reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Advances or any Collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any Default Rate) and be an obligation secured by the Collateral; provided, however, that in the absence of the existence of the Default hereunder, the Borrowers shall have no liability for audit fees; provided, however, that there shall be no limitation on each Borrower’s obligations with respect to audit expenses during any period in which a Default exists and is continuing. In addition to the foregoing, the Borrowers shall pay on demand all expenses of each of the Lender arising during the existence of a Default related to the enforcement of any Lender’s rights or such other action by the Lender to preserve or realize on any Collateral. The Borrowers hereby authorize the Lender, at any time during the term of this Agreement, to make Advances in the amount of any such fees or expenses described in this Section 12.2.  The obligations of the Borrowers under this Section 12.2 shall survive any termination of this Agreement.

SECTION 12.3. Applicable Law.

This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 12.4. Amendments and Waivers. This Agreement may not be amended, modified or supplemented unless the amendment, modification or supplement is set forth in a writing signed by both Borrower and Lender.

SECTION 12.5. Non-Waiver of Rights by the Lender.

Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 12.6. Setoff.

Subject to the second paragraph in this Section 12.6, the Borrowers hereby grant to the Lender a continuing security interest and right of setoff as security for all of the Obligations of the Borrowers to the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of Lender or any Lender or any entity under the control of the Lender and their respective successors and assigns or in transit to any of them. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE ADVANCES PRIOR TO EXERCISING ITS RIGHTS OF SETOFF, OR LIEN WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER IS HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

If a Default shall have occurred and be continuing, the Lender shall have the right, at any time and from time to time without notice to the Borrowers, any such notice being hereby expressly waived, to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Lender or any of its affiliates to or for the credit of the account of the Borrowers against and on account of all outstanding Obligations then due hereunder and all other obligations and liabilities of the Borrowers to the Lender or any of its affiliates, irrespective of whether or not the Lender shall have made demand hereunder, whether or not such Obligations and liabilities shall have matured, and regardless of the adequacy of the Lender’s other Collateral; provided, however, notwithstanding anything in this Agreement to the contrary, neither the Lender nor any of its affiliates shall setoff, appropriate or apply any funds which are held in the Excepted Accounts.

SECTION 12.7. Counterparts.

This Agreement may be executed in counterparts which, taken together, shall constitute a single document.

SECTION 12.8. Severability.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 12.9. Relationship of the Parties.

This Agreement provides for the making of Advances by the Lender, in its capacity as lender, to the Borrowers, in their capacity as borrowers, and for the payment of interest, repayment of principal by the Borrowers to the Lender, and for the payment of certain fees by the Borrowers to the Lender. The relationship between the Lender and the Borrowers is limited to that of creditors/secured party, on the one hand, and debtors, on the other hand. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Lender (and their respective successors and assigns, including any Assignee or Participant) to protect its interests as lender in assuring payments of interest and repayment of principal and payment of certain fees, and nothing contained in this Agreement shall be construed as permitting or obligating the Lender to act as a financial or business advisor or consultant to the Borrowers, as permitting or obligating the Lender to control the Borrowers or to conduct each Borrower’s operations, as creating any fiduciary obligation on the part of the Lender to the Borrowers, or as creating any joint venture, agency, or other relationship between the parties hereto other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including the provision for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to the Lender for credit and to execute and deliver this Agreement.

SECTION 12.10. Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its directors, officers, employees, representatives and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any governmental authority (provided that the Lender shall, to the extent reasonably practical, give the Borrowers reasonable notice prior to any such required disclosure and an opportunity to contest same, at the Borrowers’ sole cost and expense, and the Lender shall comply with any applicable protective order or equivalent imposed by any governmental authority as a condition of such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrowers or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.  For the purposes of this Section, “Information” means all information received from either of the Borrowers relating to either of the Borrowers or its business, including, without limitation, any information relating to any Pledged Mortgages or Pledged Items, other than any such information that is or becomes available to the Lender on a non-confidential basis from a source other than the Borrowers that is not, to the Lender’s knowledge, prohibited from transmitting the information to the Lender by a contractual or legal obligation.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.11.Consent to Jurisdiction.

THE LENDER AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT OF THE STATE OF NEW YORK OR OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR SUFFOLK COUNTY (RESPECTIVELY), AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS AGREEMENT OR RELATING IN ANY WAY TO THIS AGREEMENT AND (II) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

SECTION 12.12. Waiver of Jury Trial.

THE BORROWERS AND THE LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE ADVANCES OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWERS CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT AND MAKE THE ADVANCES.

SECTION 12.13. Integration Clause.

This Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the other Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the other Loan Documents. No parties may rely on any promise, agreement or understanding unless now set forth in this Agreement or the other Loan Documents.

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IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

BORROWER:

CENTERLINE MORTGAGE CAPITAL INC.
By:	/s/ William T. Hyman
Name:	William T. Hyman
Title:	Chief Executive Officer
CENTERLINE MORTGAGE PARTNERS INC.
By:	/s/ William T. Hyman
Name:	William T. Hyman
Title:	Chief Executive Officer
MANUFACTURERS AND TRADERS TRUST COMPANY
By:	/s/ John G. Mangan
Name:	John G. Mangan
Title:	Vice President